Exhibit 10.5

EXECUTION COPY

LOAN AGREEMENT

dated as of May 1, 2013

by and between

STOCKBRIDGE/SBE HOLDINGS, LLC,

as Borrower,

and

SLS LENDER, LLC,

as Lender

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SCHEDULES

Schedule 1.01(b)	—	Environmental Reports
Schedule 1.01(d)	—	Mortgaged Property
Schedule 3.03	—	Consents; Authorizations; Filings; Notices
Schedule 3.04(b)	—	Material Liabilities
Schedule 3.05(b)(i)	—	Real Property
Schedule 3.05(b)(iv)	—	Assessments
Schedule 3.05(b)(vii)	—	Options to Purchase; Rights of First Refusal; Restrictions on Transfer
Schedule 3.05(e)	—	Project Property
Schedule 3.06(b)	—	Trademarks
Schedule 3.06(c)	—	Patents
Schedule 3.06(d)	—	Copyrights
Schedule 3.06(e)	—	Licenses
Schedule 3.07(a)	—	Subsidiaries; Equity Interests
Schedule 3.07(c)	—	Organizational Chart
Schedule 3.08	—	Litigation
Schedule 3.09	—	Material Agreements
Schedule 3.18	—	Environmental Matters
Schedule 3.19(a)	—	UCC Filing Offices
Schedule 3.19(c)	—	Mortgage Filing Offices
Schedule 3.19(d)	—	Intellectual Property Filing Offices
Schedule 3.25	—	First Lien Financing Documents
Schedule 5.04(a)	—	Insurance Policies and Programs
Schedule 6.01(c)	—	Existing Indebtedness
Schedule 6.02(f)	—	Existing Liens
Schedule 6.08(i)	—	Affiliate Agreements

EXHIBITS

Exhibit A	—	Form of SLS Las Vegas Mortgage
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D-1	—	Form of Joinder to Disbursement Agreement
Exhibit D-2	—	Form of Side Letter to Joinder to Disbursement Agreement
Exhibit E	—	Form of In-Balance Test Certificate
Exhibit F	—	Form of Secured Promissory Note
Exhibit G	—	Form of Solvency Certificate
Exhibit H	—	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit I	—	Form of Subordination Agreement
Exhibit J	—	Form of Tax Compliance Certificate

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LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) dated as of May 1, 2013 is by and between STOCKBRIDGE/SBE HOLDINGS, LLC, a Delaware limited liability company (“Borrower”), and SLS LENDER, LLC, a Delaware limited liability company (“Lender”).

W I T N E S E T H:

WHEREAS, Borrower is renovating and proposes to own and operate the Project;

WHEREAS, Borrower has requested that Lender extend credit in the form of the Loan in an aggregate principal amount not in excess of the Maximum Loan Amount;

WHEREAS, the proceeds of the Loan are to be used in accordance with Section 3.12;

NOW, THEREFORE, Lender is willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ADA Laws” shall mean the Americans with Disabilities Act of 1990, as amended and supplemented from time to time, and any state or local laws covering similar issues.

“ADF” shall mean American Dream Fund, LLC, a California limited liability company.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.08, the term “Affiliate” shall also include any person that directly or indirectly owns more than 15% of any class of Equity Interests having ordinary voting power for the election of directors (or persons performing similar functions) of the person specified.

“Affiliate Documents” shall mean (i) the Hotel Management Agreement, (ii) the DMA, and (iii) the Brand License Agreement.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21(a).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Architectural Services Agreement” shall have the meaning assigned to such term in the Disbursement Agreement.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding (i) any of the foregoing for an aggregate consideration of less than $200,000 with respect to any transaction or series of related transactions, (ii) sales or dispositions of inventory, in the ordinary course of business, (iii) assignments and dispositions of cash and cash equivalents, and (iv) issuances or sales of Equity Interests described in the following clause (b) and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, to any person other than (i) Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, (i) to the extent accounted for as a capitalized lease, the amount of the associated Capital Lease Obligations and (ii) to the extent not accounted for as a capitalized lease, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Available Funds” shall have the meaning assigned to such term in the Disbursement Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the sole member, the sole manager or the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean each advance of the Loan provided by Lender to Borrower pursuant to Section 2.02.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit B, or such other form as shall be approved by Lender.

“Brand License Agreement” shall mean that certain Non-Exclusive SLS Brand License Agreement dated as of April 1, 2011 between the Borrower and SBE Hotel Licensing, LLC, together with all riders, addenda and other instruments referred to therein, as amended, modified or supplemented from time to time.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capital Expenditure” shall mean with respect to any Person for any period, without duplication, the aggregate amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Restricted Subsidiaries in accordance with GAAP, but excluding (i) amounts for replacements, substitutions, restorations, acquisitions or repairs of fixed assets, capital assets or equipment in each case to the extent made with insurance or condemnation proceeds resulting from a Casualty Event or with proceeds of an Asset Sale, (ii) the purchase price of property acquired in ordinary course trade-ins to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that constitute any part of consolidated lease expense or arise out of a sale leaseback transaction permitted hereunder, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Borrower or any Restricted Subsidiary in cash or cash equivalents, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has liability, (v) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (vi) expenditures that constitute (x) acquisitions permitted under Section 6.04 of the Existing First Lien Financing Agreement (or the substantively similar and corresponding section of any other First Lien Financing Agreement), including additions to plant, property or equipment acquired as part of a purchase of an ongoing business pursuant to such acquisition or transaction expenses constituting transition capital expenditures in connection with such acquisition or (y) other Investments permitted under Section 6.04 of the Existing First Lien Financing Agreement (or the substantively similar and corresponding section of any other First Lien Financing Agreement) constituting an acquisition of a Person, business unit or division or substantially all of a Person’s assets, (vii) expenditures financed with the Net Cash Proceeds of Indebtedness permitted to be incurred under Section 6.01(e) of the Existing First Lien Financing Agreement (or the substantively similar and corresponding section of any other First Lien Financing Agreement), (viii) expenditures financed with Net Cash Proceeds received by Borrower from a contribution to its common equity capital or the issuance of its Equity Interests (other than Disqualified Capital Stock) (and identified at the time of such contribution or issuance as being for the purpose of expenditures referred to above) and (ix) interest or labor costs capitalized in accordance with GAAP during such period or reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Subsidiaries. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“cash” means money, currency or a credit balance in any demand or Cash Account.

“Cash Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 18 months from the date of acquisition by such person; (b) securities issued by corporations chartered by the United States government that have borrowing capacity at the United States Treasury or have United States Treasury funds to support payment having maturities of not more than one year from the date of acquisition by such person; (c) time deposits and certificates of deposit of any First Lien Lender (determined at the time of acquisition or deposit) or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher (determined at the time of acquisition or deposit) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank meeting the qualifications specified in clause (c) above (determined at the time of acquisition), which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper and variable or fixed rate notes issued by an Approved Fund (as defined in the Existing First Lien Financing Agreement) (or by the parent company thereof) (determined at the time of acquisition) or any person incorporated in the United States, in each case rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc. (determined at the time of acquisition), and in each case maturing not more than one year after the date of acquisition by such person; (f) marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service Inc. (determined at the time of acquisition) and maturities not more than 18 months from the date of acquisition by such person; (g) investments in investment funds, money market funds or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (f) above; (h) investments in money market funds governed by Rule 2(a)(7) of the Investment Company Act of 1940, as amended, rated AAA- (or the equivalent thereof) or better by Standard & Poor’s Rating Group or Aaa3 (or the equivalent thereof) or better by Moody’s Investors Service Inc. at the time of issuance and (i) demand deposit accounts maintained in the ordinary course of business.

“Casino License” shall mean any and all licenses, approvals, consents, permits, findings of suitability, registrations, waivers and authorizations under the Gaming Laws required by any Gaming Authority and necessary for the ownership (directly or indirectly) of the Project or Borrower or any First Lien Loan Party or for the operation of gaming at the Project.

“Casualty Event” shall mean any involuntary loss of title, damage to or any destruction of, or any condemnation or other Taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to Events of Eminent Domain.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and all implementing regulations.

“Change in Control” shall mean the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any person (including any “person,” as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Borrower;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 30% of the Voting Stock of the Borrower or any parent company of the Borrower, measured by voting power rather than number of shares or (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor becomes a beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the non-voting interests of Borrower or any parent company of the Borrower and as a result thereof the Stockbridge Fund Entities and the SBE Entities (and Permitted Investors), collectively, cease to be the beneficial owners (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of at least 50.1% of the non-voting interests of Borrower or any parent company of the Borrower; or

(4) after an initial public offering of the Borrower or any parent company of the Borrower (in either case, the “public company”), the first day on which a majority of the members of the public company Board of Directors are not Continuing Directors.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean the “Trust Property” referred to in the SLS Las Vegas Mortgage, now existing or hereafter acquired, that may at any time be or become subject to Liens in favor of Lender pursuant to the SLS Las Vegas Mortgage in order to secure the Secured Obligations.

“Commitment” shall mean the commitment of Lender to make the Borrowings from time to time hereunder.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Competitor” shall mean a person or Affiliate of any person (other than, subject to the other limitations set forth in this definition, an Affiliate of any First Lien Loan Party) that owns or controls, directly or indirectly, any Equity Interests in, or operates, or has entered into any agreement to own or control, directly or indirectly, any Equity Interests in, or to operate, a casino or other gaming establishment or hotel within a fifty (50) mile radius of the Project; provided, that the foregoing shall not cause (x) a person that holds a passive investment constituting, directly or indirectly, less than 15% of the Equity Interests of any entity owning or operating such casino, gaming establishment or hotel to be a Competitor or (y) any person to be deemed a Competitor unless the Borrower has provided notice to Lender that such gaming establishment or hotel is a Competitor.

“Completion Guarantee” shall mean the Completion Guarantee (as defined in the Existing First Lien Financing Agreement) or any similar guarantee delivered by the Borrower in connection with the First Lien Financing Agreement.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income of Borrower and its Restricted Subsidiaries for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (a) income tax expense (and other taxes based on profits or capital) paid or payable or distributed or distributable by such Person with respect to such period (whether or not paid during such period), (b) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions and discounts, premiums and other fees, expenses and charges associated with Indebtedness, including underwriting, arrangement and commitment fees and letter of credit fees and prepayment or redemption premiums, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), (e) any extraordinary, non-recurring or unusual charges, expenses or losses (including any unusual or non-recurring operating expenses attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, restructuring charges, accruals and reserves, signing costs, retention or completion bonuses, transition costs and costs related to curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), (f) whether or not otherwise includable as separate items in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business, (g) whether or not otherwise includable as separate items in the statement of such Consolidated Net Income, pre-opening expenses in an amount not to exceed $20,000,000 related to the initial opening of the Project to the extent incurred during such period, (h) Non-Cash Charges, (i) expenses relating to actual or contemplated asset sales, acquisitions, investments, incurrences of debt and issuances of equity and (j) expenses relating to the accrual of obligations for casino reward programs, net of any cash payments made in respect thereof, minus, to the extent included in the calculation of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Expense), (ii) any extraordinary, non-recurring or unusual income or gains (and, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business (but in any event excluding proceeds of business interruption insurance, which shall not be deducted in calculating Consolidated Adjusted EBITDA)) and (iii) other non-cash items increasing such Consolidated Net Income for such period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), all as determined on a consolidated basis, plus, to the extent not included in determining such Consolidated Net Income for such period, any distributions, dividends or other payments whether constituting fees or otherwise received from any Unrestricted Subsidiary or any joint venture solely to the extent not constituting a return of investment; provided that, for purposes of calculating Consolidated Adjusted EBITDA for any period, (x) the Consolidated Adjusted EBITDA of any Person or line of business sold or otherwise disposed of by the First Lien Loan Parties during such period shall be excluded for such period (as if the consummation of such sale or other disposition and the repayment or assumption by the buyer of any Indebtedness in connection therewith occurred as of the first day of such period) and (y) the Consolidated Adjusted EBITDA of any Person (other than any Unrestricted Subsidiary) or attributable to any line of business acquired by the First Lien Loan Parties during such period shall be included for such period (as if the consummation of such acquisition had occurred as of the first day of such period).

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Restricted Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Borrowing) on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of Borrower and its Restricted Subsidiaries for such period, with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by Borrower and its Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing and net of amounts payable to the Borrower and its Restricted Subsidiaries under Hedging Agreements in respect of interest rates, to the extent such net costs or net amounts received are allocable to such period in accordance with GAAP).

“Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of Borrower and its Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries (except to the extent such Person was a Subsidiary prior to such merger or consolidation), (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower that is not an Unrestricted Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower (other than a First Lien Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Financing Agreement) or Requirement of Law applicable to such Subsidiary, and (d) the cumulative effect of a change in accounting principles.

“Construction Consultant” shall mean Fulcrum LLC or such other construction consultant of recognized national standing appointed by the lender (or agent for lenders) possessing a first priority Lien on the SLS Las Vegas that is senior to the SLS Las Vegas Mortgage, and, unless such lender or agent is an Institutional Lender, that is reasonably acceptable to Lender.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continuing Directors” shall mean the directors (or equivalent Persons) of Borrower on the date of an initial public offering of the Borrower or any parent company of the Borrower and each other director (or equivalent Person), if, in each case, such other director’s (or equivalent Person’s) nomination for election to the board of directors (or equivalent governing body) of Borrower is recommended by a majority of the then Continuing Directors or such other director (or equivalent Person) receives the vote, directly or indirectly, of the Permitted Investors in his or her election by the equity holders of Borrower.

“Contractual Obligation” shall mean, as to any person, any provision of any security issued by such person or of any agreement, instrument or other contract to which such person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the term “Controlled” shall have meaning correlative thereto, provided in the case of the Deposit Account, “Control” shall mean “control,” as such term is defined in Section 9 104 of the UCC.

“Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Lender establishing the Lender’s Control with respect to the Deposit Account (which initially shall be in the form of control agreement delivered in connection with the Existing First Lien Financing Agreement).

“Credit Extension” shall mean the making of the Borrowings from time to time by Lender.

“Debt Issuance” shall mean the incurrence by Borrower or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.05(b).

“Deposit Account” shall have the meaning assigned to such term in Section 7.01.

“Disbursement Agent” shall mean KeyCorp Real Estate Capital Markets, Inc., in its capacity as Disbursement Agent under the Disbursement Agreement, and any successor Disbursement Agent appointed pursuant to the terms of the Disbursement Agreement and that is either (x) an Institutional Lender, or (y) reasonably acceptable to Lender.

“Disbursement Agent Accounts” shall have the meaning assigned to such term in the Disbursement Agreement.

“Disbursement Agreement” shall mean that certain Master Disbursement Agreement, dated as of May 2, 2012, as amended by Amendment No. 1 dated as of January 31, 2013, among the Borrower, the Administrative Agent (as defined in the Existing First Lien Financing Agreement), the Collateral Agent (as defined in the Existing First Lien Financing Agreement) and the Disbursement Agent. On the Closing Date, Lender shall become party to the Disbursement Agreement by means of the execution of a joinder thereto, substantially in the form of Exhibit D-1 hereto, in accordance with the terms of the Disbursement Agreement, and shall execute and deliver a side letter relating thereto, substantially in the form of Exhibit D-2 hereto.

“Disbursement Agreement Event of Default” shall mean an “Event of Default” as defined in the Disbursement Agreement.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day following the Maturity Date, as may be extended hereunder, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Maturity Date, as may be extended hereunder, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is 91 days after the Maturity Date, as may be extended hereunder, shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations or to the extent such redemption is permitted under this Agreement.

“Disqualified Lender” shall mean any Lender who has been found by a Gaming Authority pursuant to applicable Gaming Laws to be “unsuitable” or disqualified as a lender to Borrower.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend (other than a dividend of Qualified Capital Stock of such Person) or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration (other than consideration consisting of Qualified Capital Stock of such person) any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Restricted Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments (other than payments in Qualified Capital Stock) made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“DMA” shall mean that certain Amended and Restated Development Management Agreement dated as of April 1, 2011 between Borrower and SBE Las Vegas Redevelopment I, LLC, together with all riders, addenda and other instruments referred to therein, as amended, modified or supplemented from time to time.

“dollars” or “$” shall mean lawful money of the United States.

“EB-5 Immigrant Investor Program” shall mean the Immigrant Investor Program created by Section 610 of Public Law 102-395 and administered by the United States Citizen and Immigration Services.

“EB-5 Taxes” shall mean any Taxes imposed solely as a result of the Loans having been made from funds obtained through and in connection with, the EB-5 Immigrant Investor Program.

“Effective Date” shall mean the date that is six months after the Closing Date.

“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans in the ordinary course, including insurance companies, mutual funds and lease financing companies; and (v) any Lender or Approved Fund; provided, that “Eligible Assignee” shall not include (x) the Borrower or any Affiliate of the Borrower (other than a Person who is an Affiliate solely because such Person owns Voting Stock or other Equity Interests of Borrower or any of its Subsidiaries), (y) any Person that is a Disqualified Lender or (z) any Competitor; provided, however, that after the occurrence of and during the continuance of an Event of Default, “Eligible Assignee” shall include any Competitor other than the Hotel Management Competitors.

“Eminent Domain Proceeds” shall mean all cash and cash equivalents received by a Borrower in respect of any Event of Eminent Domain, net of (a) all direct costs of recovery of such Eminent Domain Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien (including any penalty, premium or make-whole amounts related thereto) on any asset which is the subject of the Event of Eminent Domain to which such Eminent Domain Proceeds relate and (c) all Taxes paid or reasonably estimated to be payable as a result thereof by a First Lien Loan Party or any direct or indirect owner of Borrower (after taking into account any Tax credits or deductions and any Tax sharing arrangements attributable to the First Lien Loan Parties, in each case reducing the amount of Taxes so paid or estimated to be payable).

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by Borrower or any of its ERISA Affiliates.

“Entertainment Venue Easements” shall have the meaning assigned to such term in Section 6.06(n).

“Entertainment Venue Documents” shall have the meaning assigned to such term in Section 6.06(n).

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata and natural resources.

“Environmental Claim” shall mean any claim, notice, governmental enforcement lien, demand, order, action, suit or proceeding alleging liability or obligation for any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, punitive damages, fines, penalties or costs, in each case resulting from or arising out of (i) the presence, Release or threatened Release of Hazardous Material at any Real Property or (ii) any violation or alleged violation of any Environmental Law by Borrower related to the Mortgaged Property, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from or arising out of the presence, Release or threatened Release of Hazardous Material at, under or about the Real Property, or alleged injury or threat of injury to public health or safety (as they relate to environmental matters at, under or about the Real Property) or the Environment.

“Environmental Law” shall mean any Laws regulating protection of public health and safety (as each relates to environmental matters) or the Environment, the Release or threatened Release of Hazardous Materials or Hazardous Materials Activity.

“Environmental Permit” shall mean any permit, license, registration, or written exemption, consent, notification, approval or other authorization, required by or from a Governmental Authority under Environmental Law.

“Environmental Report(s)” shall mean those certain environmental summaries (including reports referenced therein) as more particularly identified on Schedule 1.01(b).

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code and Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Borrower or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) a determination that any Plan is in “at risk” status within the meaning of Section 430 of the Code; (j) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (k) the making of any amendment to any Plan which would result in the imposition of a lien or the posting of a bond or other security; and (l) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to Borrower.

“Escrow Agreement” shall mean the Amended and Restated Subscription and Administrative Fee Escrow Agreement, effective as of July 26, 2012, by and among Lender, ADF, NES Financial Corp., a California corporation, and SunTrust Bank, a Georgia banking corporation.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Event of Eminent Domain” shall mean, with respect to any property, (a) any compulsory transfer or taking by condemnation, seizure, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking or confiscation of such property or the requisition of the use of such property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state, the United States or another Governmental Authority having jurisdiction or (b) any settlement in lieu of any of the actions described in clause (a) above.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated Adjusted EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a) Consolidated Interest Expense, to the extent paid in cash, and scheduled principal amortization of First Lien Loans pursuant to Section 2.09 of the Existing First Lien Financing Agreement (or the substantively similar and corresponding section of any other First Lien Financing Agreement) and of any other loans consisting of the Loan or constituting Senior Qualified Additional Financing and any Permitted Refinancing thereof, to the extent actually made, for such Excess Cash Flow Period;

(b) Capital Expenditures during such Excess Cash Flow Period that are paid in cash (other than Capital Expenditures to the extent financed with the proceeds of the incurrence of Indebtedness or the issuance of Equity Interests);

(c) Capital Expenditures that the Borrower or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that Borrower shall deliver a certificate to Lender not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Borrower and certifying that such Capital Expenditures are reasonably expected to be made in the following Excess Cash Flow Period;

(d) taxes of Borrower and its Subsidiaries (including any related interest and penalties) that were paid in cash during such Excess Cash Flow Period or that will be paid within six months after the last day of such Excess Cash Flow Period and for which reserves have been established;

(e) the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period; provided that for the purposes of this clause (e), Net Working Capital in any Excess Cash Flow Period shall be no less than the Gaming Reserves plus $1,500,000;

(f) Non-Cash Charges to the extent added to clause (h) of the definition of “Consolidated Adjusted EBITDA”;

(g) extraordinary, non-recurring or unusual expenses, charges or losses and other items to the extent added to clause (e) of the definition of “Consolidated Adjusted EBITDA”;

(h) preopening expenses related to the initial opening for the Project;

(i) amount added to Consolidated Adjusted EBITDA pursuant to clause (i) of the definition of “Consolidated Adjusted EBITDA”;

(j) to the extent added in determining Consolidated Adjusted EBITDA, all items constituting cash payment by Borrower or any of its Restricted Subsidiaries;

(k) Investments made under Section 6.04(k) of this Agreement or Section 6.04(k) of the Existing First Lien Financing Agreement (or the substantively similar and corresponding section of any other First Lien Financing Agreement);

(l) the aggregate amount of all repayments or redemptions of Indebtedness of Borrower and the Restricted Subsidiaries (including (i) the principal component of payments in respect of Capitalized Leases, (ii) the amount of any scheduled or mandatory repayment of any First Lien Loans (to the extent actually made) but excluding prepayments of First Lien Loans pursuant to Section 2.10(a) of the Existing First Lien Financing Agreement (or the substantively similar and corresponding section of any other First Lien Financing Agreement), except to the extent financed with the proceeds of other Indebtedness of Borrower or its Restricted Subsidiaries or the issuance of Equity Interests of Borrower (or with contributions made to Borrower), and (iii) the amount of any scheduled or mandatory repayment of the Loan and any other Qualified Additional Financing loan (to the extent actually made) but excluding prepayments of the Loan pursuant to Section 2.06(a) (or the substantively similar and corresponding section of any Permitted Refinancing thereof) and, with respect to any other Senior Qualified Additional Financing, any optional prepayments of such loans, except to the extent financed with the proceeds of other Indebtedness of Borrower or the issuance of Equity Interests of Borrower (or with contributions made to Borrower); and

(m) the amounts distributed or reasonably expected to be distributed pursuant to Section 6.07(l) with respect to such Excess Cash Flow Period;

provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication, (i) the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period and (ii) any amount deducted in calculating Excess Cash Flow in any prior Excess Cash Flow Period pursuant to clause (c) above that was not ultimately applied to make Capital Expenditures in the succeeding Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean the period beginning with the first full fiscal year commencing after the Opening Date to December 31 of such year and each fiscal year of Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement (as defined in the Existing First Lien Financing Agreement) and the Pledge Agreement (as defined in the Existing First Lien Financing Agreement).

“Excluded Real Property” shall mean (a) any real property constituting a leasehold interest and (b) any fee interest in real property having a fair market value of less than $2,500,000 and which, in each case, is not material to the Project.

“Excluded Taxes” shall mean, with respect to any Recipient, (a) Taxes imposed on or measured by such Recipient’s net income or profits (however denominated and including, for the avoidance of doubt, any U.S. federal backup withholding in respect of such Taxes pursuant to Section 3406 of the Code), and franchise Taxes imposed on it (in lieu of net income or profits Taxes), in each case by a jurisdiction as a result of the Recipient being organized or having its principal office or, its applicable lending office in such jurisdiction or having any other present or former connection with such jurisdiction (other than a connection deemed to arise solely from such Recipient having executed, delivered, become a party to, or performed its obligations or received a payment under, received or perfected a security interest under, enforced, and/or engaged in any other transaction pursuant to this Agreement or any other Loan Document), (b) any Tax in the nature of the branch profits Tax under Section 884(a) of the Code that is imposed by any jurisdiction described in clause (a), (c) with respect to such Recipient (other than an assignee pursuant to a request by Borrower under Section 2.10), any U.S. federal withholding Tax imposed on amounts payable to such Recipient pursuant to a Law in effect at the time such Recipient becomes a party hereto (or designates a new lending office), except to the extent that such Recipient (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such U.S. federal withholding Tax pursuant to Section 2.09, (d) any withholding Tax resulting from Recipient’s failure to comply with Section 2.09(e), (e) any U.S. federal withholding Tax imposed pursuant to FATCA, (f) any Tax imposed in respect of any beneficiary, owner, partner or member of such Recipient that is treated as a pass-through entity for Tax purposes, except to the extent such beneficiary, owner, partner or member both (i) complied with the requirements under Section 2.09(e) to the same extent as if it were a lender under this agreement (except that the documentation required under Section 2.09(e) was delivered to the applicable Recipient) and (ii) would have been entitled to receive additional amounts with respect to such Tax pursuant to Section 2.09 if such beneficiary, owner, partner or member had itself been a lender under this agreement, and (g) any EB-5 Taxes.

“Executive Order” shall have the meaning assigned to such term in Section 3.21(a).

“Existing First Lien Financing Agreement” shall mean the Credit Agreement, dated as of May 2, 2012, as amended by Amendment No. 1, dated as of January 31, 2013, by and among Borrower, Holdings, the other guarantors party thereto from time to time, the Lenders (as defined therein), J.P. Morgan Securities LLC, as lead arranger, syndication agent and sole bookrunning manager, the Administrative Agent named therein and Collateral Agent named therein, and the other parties thereto.

“Extension Option” shall mean each of the two extensions of the Maturity Date (including as extended hereunder) of one year each, exercisable at Borrower’s option by delivery to Lender of an Officer’s Certificate stating Borrower’s exercise of an Extension Option, in the event the Loan has not been repaid in full on the Maturity Date (including as extended hereunder).

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by Lender from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the fees due to ADF during the term of this Agreement as an Affiliate of Lender, pursuant to the terms of the Letter of Intent.

“Final Completion Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Financing Agreements” shall mean, collectively, this Agreement and the other Loan Documents, the First Lien Financing Documents, the other Qualified Additional Financing Documents, if any, and any other loan, security or similar agreement entered into on or after the Closing Date in connection with the foregoing, including with respect to Permitted Refinancings of the Loan, the First Lien Financing, or the Qualified Additional Financing, if any.

“First Lien Administrative Agent” shall mean the administrative agent, if any, described in the First Lien Financing Agreement.

“First Lien Collateral Agent” shall mean the collateral agent, if any, described in the First Lien Financing Agreement.

“First Lien Escrow Agent” means KeyCorp Real Estate Capital Markets, Inc., as escrow agent under the First Lien Escrow and Security Agreement.

“First Lien Escrow and Security Agreement” shall mean the Escrow and Security Agreement among Borrower, the Administrative Agent party thereto and the First Lien Escrow Agent, dated as of May 2, 2012.

“First Lien Escrow Release Date” shall have the meaning assigned to the term “Escrow Release Date” in the Existing First Lien Financing Agreement, or in the event that the First Lien Escrow Release Date does not occur under the Existing First Lien Financing Agreement, then such date designated by Borrower which designated date shall be no later than ten (10) Business Days following the date on which the closing occurs on the financing documents with one or more lenders to replace the financing described in the Existing First Lien Financing Agreement.

“First Lien Financing” shall mean the financing provided pursuant to the First Lien Financing Agreement.

“First Lien Financing Agreement” shall mean the Existing First Lien Financing Agreement, or, to the extent such agreement is no longer in effect, any other loan agreement secured by a first mortgage lien on the SLS Las Vegas, including as a result of any Permitted Refinancing thereof.

“First Lien Financing Documents” shall have the meaning assigned to the term “Loan Documents” in the First Lien Financing Agreement.

“First Lien Intercreditor Agreement” means the intercreditor agreement dated the Closing Date, substantially in the form of Exhibit K to the Existing First Lien Financing Agreement, by and between the First Lien Collateral Agent and Lender, and, to the extent the Existing First Lien Financing Agreement is no longer in effect, an intercreditor agreement required by the First Lien Lender, the material terms of which are no more adverse to Lender than those included in the form of intercreditor that is attached to the Existing First Lien Financing Agreement.

“First Lien Lender” shall mean the lender or lenders described in the First Lien Financing Agreement.

“First Lien Loan Party” shall mean the Borrower and any other loan party described in the First Lien Financing Agreement.

“First Lien Loans” shall mean the loans and other extensions of credit described in the First Lien Financing Agreement.

“First Lien Obligations” shall mean the loans and other obligations evidenced by and described in the First Lien Financing Agreement.

“First Lien Pledge Agreement” shall mean the First Lien Pledge Agreement, dated as of May 2, 2012, as amended by Amendment No. 1 dated as of January 31, 2013, among the First Lien Loan Parties and First Lien Collateral Agent for the benefit of the First Lien Secured Parties, or, to the extent the Existing First Lien Financing Agreement is no longer in effect, the pledge agreement, if any, contemplated by another loan agreement secured by a first mortgage lien on the SLS Las Vegas, including as a result of any Permitted Refinancing thereof.

“First Lien Security Agreement” shall mean the Security Agreement (as defined in the First Lien Financing Agreement) among the First Lien Loan Parties and the First Lien Collateral Agent for the benefit of the First Lien Secured Parties, or, to the extent the Existing First Lien Financing Agreement is no longer in effect, the security agreement, if any, contemplated by another loan agreement secured by a first mortgage lien on the SLS Las Vegas, including as a result of any Permitted Refinancing thereof.

“First Lien Security Documents” shall have the meaning assigned to the term “Security Documents” in the Existing First Lien Financing Agreement, or, to the extent such agreement is no longer in effect, any security documents contemplated by another loan agreement secured by a first mortgage lien on the SLS Las Vegas, including as a result of any Permitted Refinancing thereof.

“First Lien Secured Parties” shall mean the secured parties as contemplated by the First Lien Security Documents.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Recipient that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Funding Account” shall mean an account maintained with a Funding Escrow Agent.

“Funding Escrow Agent” shall mean a third party institutional lender that is selected by Lender and reasonably satisfactory to the Borrower.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Gaming Approvals” shall mean, with respect to any action by a particular person, any consents, approvals, waivers, exemptions, findings of suitability, licenses, permits, registrations or other authorizations required for such action by such person from a Gaming Authority or under Gaming Laws.

“Gaming Authority” shall mean, any Governmental Authorities that hold regulatory, licensing or permitting authority over gambling, gaming or related casino activities conducted by any First Lien Loan Party within its jurisdiction, or before which an application for licensing to conduct such activities is pending, and, in the case of the Project, the Nevada State Gaming Control Board, the Nevada Gaming Commission and the Clark County Liquor and Gaming Licensing Board.

“Gaming Facility” shall mean any building or other structure used or expected to be used to enclose space in which a gaming operation is conducted (including any outdoor space where gaming is allowed) and (a) which is wholly owned by a First Lien Loan Party or (b) any portion or aspect of which is managed or used, or expected to be managed or used, by a First Lien Loan Party.

“Gaming Laws” shall mean all Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or related casino activities conducted or to be conducted by any First Lien Loan Party, and all rules and regulations promulgated under such Laws, including, but not limited to, those applicable to any First Lien Loan Party during the construction of the Project and the application process in connection therewith.

“Gaming Reserves” shall mean any mandatory gaming security reserves, minimum casino bankroll or other reserves required under applicable Gaming Laws or by directive of the Gaming Authorities to be maintained by any First Lien Loan Party.

“General Construction Agreement” shall mean that certain agreement between the Borrower and the General Contractor dated as of December 21, 2011, together with all riders, addenda and other instruments referred to therein, as amended, modified or supplemented from time to time.

“General Contractor” shall mean PENTA Building Group, LLC, a Nevada limited liability company.

“Governmental Authority” shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including the Gaming Authorities, Liquor Authorities, any zoning authority, the FDIC, the Comptroller of the Currency, the Federal Reserve Board, any redevelopment authority, any central bank and any comparable authority), any self-regulatory agency (e.g., FINRA), any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any arbitrator with authority to bind a party at law.

“Hazardous Materials” shall mean the following: polychlorinated biphenyls (“PCBs”) or PCB-containing equipment; asbestos or asbestos-containing materials; radon gas, radiation, petroleum, crude oil or any fraction thereof; and any other pollutants, contaminants, chemicals, wastes, materials, or substances, regulated under any Environmental Laws.

“Hazardous Materials Activity” shall mean any manufacture, storage, use, generation, transportation, processing, treatment, disposal, disposition, abatement, corrective action, response action, removal or remediation of any Hazardous Materials.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall mean Stockbridge/SBE Investment Company, LLC, a Delaware limited liability company.

“Hotel Management Agreement” shall mean that certain Amended and Restated Management Agreement entered into as of April l, 2011 by and between the Borrower and the Hotel Manager, together with all riders, addenda and other instruments referred to therein, as amended, modified or supplemented from time to time.

“Hotel Manager” shall mean SBEHG Las Vegas I, LLC, a Nevada limited liability company.

“I-829 Petition” shall mean the application filed with United States Citizenship and Immigration Services by an Investing Member, to remove the conditions from their Resident Visas.

“Immaterial Subsidiary” shall mean each Subsidiary of Borrower which is hereafter designated as such from time to time by written notice to the First Lien Administrative Agent in a manner consistent with the terms and conditions of the First Lien Financing Agreement.

“Improvements” shall mean the improvements, alterations or appurtenances now, or at any time hereafter, located upon, in, under or above the Land or any part thereof.

“In-Balance Projections” shall mean with respect to the In-Balance Test, good faith projections of the Available Funds and the aggregate Remaining Costs for the Project from the first day of the calendar month in which the In-Balance Test is being made through the Scheduled Completion Date.

“In-Balance Test” shall mean the covenant set forth in Section 5.16.

“In-Balance Test Certificate” shall mean, with respect to the Project, an Officers’ Certificate in substantially the form of Exhibit E, setting forth the calculation of the Available Funds and the aggregate Remaining Costs for the Project as of the date of such certificate.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than 90 days and (ii) earn out obligations which do not constitute a liability on the balance sheet of such Person in accordance with GAAP); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lesser of (x) the aggregate principal amount of such Indebtedness and (y) the fair market value of such property;

(f) all Capital Lease Obligations of such person; (g) for purposes of Section 8.01(f) only, all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue and (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or limited partnership in which such Person is a limited partner and other loans made by any member of Borrower to another member of Borrower pursuant to the terms and provisions of Borrower’s Organizational Documents) in which such Person is a general partner or a joint venture member, unless such Indebtedness is non-recourse to such Person. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall casino “chips” or gaming winnings of customers constitute Indebtedness.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document, other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Institutional Lender” shall mean any person or entity which extends credit or buys or services loans in the ordinary course, including commercial banks, savings and loan associations, savings banks, hedge funds, insurance companies, mutual funds and lease financing companies (such terms to have the meanings, if any, given to such terms in the applicable provisions of the Securities Act) (but for the avoidance of doubt would not include a special purpose vehicle formed for the purpose of extending loans with capital raised through the EB-5 Immigrant Investor Program).

“Insurance Conditions” shall mean Lender shall have received copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.04 (including, without limitation, flood insurance policies to the extent required by Section 5.04) and the applicable provisions of the SLS Las Vegas Mortgage, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and as Lender’s interest may appear, subject to the Intercreditor Agreements, (ii) shall name Lender as additional insured, (iii) in the case of flood insurance, if applicable, shall (a) identify the addresses of each property located in a special flood hazard area, (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (c) provide that the insurer will give Lender 45 days written notice of cancellation or non-renewal and (iv) shall be otherwise in form and substance satisfactory to Lender.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each First Lien Loan Party which is an owner, lessee or operator of Mortgaged Property or any part of the Project pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Proceeds” shall mean all cash and cash equivalents paid under any casualty insurance policy maintained by a First Lien Loan Party (other than payments in respect of business interruption as reasonably determined by Borrower), net of (a) all costs of recovery of such Insurance Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) all amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien (including any penalty, premium or make-whole amounts related thereto) on any asset which is the subject of the event to which such Insurance Proceeds relate and (c) all Taxes paid or reasonably estimated to be payable as a result thereof, whether by a First Lien Loan Party or any direct or indirect owner thereof (after taking into account any Tax credits or deductions and any Tax sharing arrangements, in each case reducing the amount of Taxes so paid or estimated to be payable).

“Insurance Requirements” shall mean, collectively, all material provisions of the Insurance Policies, all material requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each First Lien Loan Party which is an owner, lessee or operator of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign Laws or otherwise, including, without limitation, copyrights, patents, trademarks, service-marks, trade names, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable Person is licensor or licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement and any Qualified Additional Financing Intercreditor Agreements.

“Interest Payment Date” shall mean (a) the last Business Day of each March, June, September and December to occur during any period in which the Loan is outstanding, and (b) the Maturity Date, as may be extended by one or two Extension Options.

“Intermediate” shall mean Stockbridge/SBE Intermediate Company, LLC, a Delaware limited liability company.

“Investing Member” means a member of Lender, as further defined and set forth in the Operating Agreement.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Land” shall mean the real property specifically described in the SLS Las Vegas Mortgage, including all of Borrower’s right, title and interest in and to all oil, gas and mineral rights, oil, gas and minerals, easements, appurtenances, water rights, water stock, rights in and to streets, roads and highways (whether before or after vacation thereof), hereditaments and privileges relating, in any manner whatsoever, to such real property.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, orders, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” shall have the meaning assigned to such term in the Preamble.

“Letter of Intent” shall mean that certain letter agreement, including the exhibits and schedules attached thereto, by and between ADF and Borrower, dated as of June 14, 2012, related to the financing contemplated by this Agreement, as amended and restated by Amended and Restated Letter of Intent among ADF, Lender Manager and Borrower dated as of May 1, 2013, and as the same may be subsequently amended or modified.

“License Revocation” shall mean the revocation, failure to renew, denial or suspension of any Gaming Approval, Casino License or Liquor License of any First Lien Loan Party necessary for the ownership, use or operation of any Gaming Facility or the Project, or the appointment of a receiver, conservator, supervisor or similar official with respect to any portion of any Gaming Facility or the Project.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance for security, claim, charge, assignment, hypothecation, or security interest of any kind as security, in each of the foregoing cases whether voluntary or imposed by law; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided in no event shall an operating lease be deemed to constitute a Lien.

“Liquor Authorities” shall mean, in any jurisdiction in which Borrower or any of its Restricted Subsidiaries sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering or enforcing the Liquor Laws, and, in the case of the Project, the Clark County Liquor and Gaming Licensing Board.

“Liquor Laws” shall mean, the Laws applicable to or involving the sale and/or distribution of beer, wine or liquor by Borrower or any of its Restricted Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations or administration thereof by the applicable Liquor Authorities.

“Liquor License” shall mean, in any jurisdiction in which Borrower or any of its Restricted Subsidiaries sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, any license, permit or other authorization to sell and distribute beer, wine or liquor that is granted or issued by the Liquor Authorities.

“Loan” shall mean any loan or the loans collectively made by Lender to Borrower pursuant to Section 2.02.

“LoanCore Note” means the Loan Agreement dated as of August 1, 2007 between the Borrower and Greenwich Capital Financial Products, Inc., as Lender (“Greenwich”), as amended by that certain First Amendment to Loan Agreement dated as of October 31, 2007, as assigned by RBS Financial Products Inc. (successor to Greenwich) to The Royal Bank of Scotland plc (“RBS”) pursuant to the Assignment dated May 14, 2008, as assigned by RBS to Sahara Loan Purchaser, LLC (“Loan Seller”) pursuant to Assignment dated April 22, 2011, as assigned by Loan Seller to Jefferies Loancore LLC, a Connecticut limited partnership (“Loancore”) pursuant to that certain Loan Purchase Agreement dated April 22, 2011 between Loan Seller and Loancore, as amended by that certain Second Amendment to Loan Agreement dated as of June 20, 2011 between the Borrower and Loancore, as amended by that certain letter dated April 20, 2012, as amended by that certain Third Amendment to Loan Agreement dated as of May 1, 2012, as amended by that certain Fourth Amendment to Loan Agreement dated as of February 14, 2013, together with any other instruments, certificates, documents or agreements executed and delivered by the Borrower and any other loan party thereunder with or for the benefit of Loancore (or its predecessors in interest) (in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Loan Documents” shall mean this Agreement, the Disbursement Agreement, the Note, the SLS Las Vegas Mortgage, the Subordination Agreement and any other instruments, certificates, documents or agreements executed and delivered by Borrower with or for the benefit of Lender in its capacity as such pursuant hereto or thereto or in connection herewith or therewith (in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Manager” shall mean Stockbridge/SBE Voteco Company, LLC, a Delaware limited liability company, manager of Borrower.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Lease Easements” shall have the meaning assigned to such term in Section 6.06(m).

“Master Lease Documents” shall have the meaning assigned to such term in Section 6.06(m).

“Material Adverse Effect” shall mean any event or circumstance which: (a) has a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) materially and adversely affects the ability of Borrower to pay the Obligations, or (c) materially and adversely affects the rights of Lender under the Loan Documents, including the validity, enforceability or priority of the Liens purported to be created by the SLS Las Vegas Mortgage (it being understood that any delay in construction will not be deemed a Material Adverse Effect, provided the Borrower reasonably expects the Opening Date to occur on or prior to September 30, 2014). Solely with respect to Sections 5.02, 5.03, 5.09, 5.13 and 8.01, any event or circumstance relating to the revocation of or a change to the EB-5 Immigrant Investor Program shall not be deemed a Material Adverse Effect.

“Material Agreement” shall mean (a) the General Construction Agreement, (b) the Architectural Services Agreement and (c) the Affiliate Documents.

“Material Indebtedness” shall mean any Indebtedness (other than the Loan) or Hedging Obligations of Borrower in an aggregate outstanding principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of Borrower at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Borrower would be required to pay if the related Hedging Agreement were terminated at such time.

“Maturity Date” shall mean the Original Maturity Date; provided, however, that the Original Maturity Date may be extended by up to two Extension Options, the first of which, if exercised, shall make the Maturity Date August 1, 2019, and the second of which, if exercised, shall make the Maturity Date August 1, 2020.

“Maximum Loan Amount” shall mean the Total EB-5 Offering Amount Raised; provided, however, that after giving effect to any concurrent repayment of all or a portion of First Lien Financing or Qualified Additional Financing, the Maximum Loan Amount shall not exceed an amount, when taken together with any other Qualified Additional Financing, that exceeds the aggregate principal amount of Qualified Additional Financing permitted under the First Lien Financing Agreement.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on the Mortgaged Property in form substantially similar to the mortgage securing the First Lien Financing and reasonably satisfactory to Lender, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law, and includes, without limitation, the SLS Las Vegas Mortgage.

“Mortgaged Property” shall mean the real property described on Schedule 1.01(d) or otherwise as to which Lender shall be granted Liens pursuant to the SLS Las Vegas Mortgage (but only for such period that each such real property is subject to a Mortgage).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which Borrower or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which Borrower could incur liability.

“Net Cash Proceeds” shall mean,

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower (including cash proceeds subsequently received (as and when received by Borrower) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale, including any taxes payable by a direct or indirect owner of the Borrower and any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Borrower associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made within 180 days of such Asset Sale with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any Debt Issuance by the Borrower, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses (including legal, accounting and investment banking fees and expenses) incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, including but not limited to Insurance Proceeds and Eminent Domain Proceeds, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including (i) any costs incurred in connection with the adjustment or settlement of any claims in respect thereof and (ii) costs incurred in connection with any sale of such assets, including income taxes payable as a result of any gain recognized in connection therewith).

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non-Cash Charges” shall mean (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to Financial Accounting Codification No. 815—Derivatives and Hedging and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” shall mean any non-cash expenses and costs that result from the issuance of stock or equity based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Note” shall mean a secured promissory note, substantially in the form attached hereto as Exhibit F, to be issued on the Closing Date and updated by the Lender with notations of Borrowings upon the occurrence of each Borrowing hereunder.

“Obligations” shall mean obligations of Borrower from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower under this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.21(b)(v).

“Officers’ Certificate” shall mean a certificate executed on behalf of Borrower or the sole member or manager of Borrower by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or any Financial Officer, Vice President or Secretary each in his or her official (and not individual) capacity.

“Opening Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Operating Agreement” means that certain Operating Agreement of SLS Lender, LLC, dated as of July 1, 2012, by and among Lender, Lender Manager and the Investing Members.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Original Maturity Date” shall mean August 1, 2018.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, other than the EB-5 Taxes, which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 4.01(s).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA.

“Permits” shall mean the collective reference to any and all consents, orders, licenses, permits, approvals, notifications, certifications, registrations, regulatory filings or notices and authorizations required under any Requirement of Law (including Gaming Laws), including, without limitation, any Casino License, Liquor License or other Gaming Approvals.

“Permitted Businesses” shall mean (a) the gaming business, (b) the development, construction, ownership and operation of a Gaming Facility, (c) any development, construction, ownership or operation of lodging, retail, restaurant or convention facilities, sports or entertainment facilities, food and beverage (including liquor) distribution operations, transportation services, parking services, recreation, spa, pool, exercise and gym facilities or sales and marketing services, (d) any development, construction, ownership or operation of a full service destination resort, including, without limitation, residential or vacation housing facilities (including, without limitation, timeshares, interval ownership and condominiums and similar developments), parking services or sales and marketing services, (e) any business or other activity, whether or not licensed by Gaming Authorities (including any related internet business) that is ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, related to, connected to or a reasonable extension, development or expansion of any of the foregoing and/or (f) the ownership by a person of Equity Interests in its Subsidiaries and other Investments permitted hereunder; provided, however, that with respect to Borrower and its Subsidiaries, the foregoing shall only be Permitted Businesses to the extent related to (or ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, or connected to) the Project or in furtherance of the Project’s development, construction, ownership or operation.

“Permitted Encumbrances” shall mean those exceptions specified in Schedule B of the title policies delivered to Lender with respect to the Mortgaged Property.

“Permitted Investors” shall mean (i) the Stockbridge Fund Entities, any investment fund Controlled by or under common Control with the Stockbridge Fund Entities and any officer, director or person performing an equivalent function of the foregoing persons, or any entity Controlled by any of the foregoing persons, (ii) the SBE Entities, any entity or person Controlled by or under common Control with the SBE Entities, and any officer, director or person performing an equivalent function of the foregoing persons, or any entity Controlled by any of the foregoing persons, (iii) any members of management of Borrower on the Closing Date and family members thereof, including, without limitation, the family members of Sam Nazarian and Terrence Fancher, (iv) any trust, corporation, partnership or other entity the beneficiaries, stockholders, partners, members, managers, owners or persons beneficially holding a controlling interest of which (or persons which are the principal beneficiaries of which) consist of any one or more of the persons referred to in the immediately preceding clauses (i), (ii) and (iii), (v) any group (as defined in the rules promulgated under Section 13(d) of the Exchange Act) which is controlled by any of the persons referred to in the immediately preceding clause (i), (ii), (iii) or (iv), and (vi) any Affiliates of any of the persons referenced in clause (i), (ii), (iii), (iv) or (v), provided that for this purpose, the proviso in the definition of “Affiliate” shall not apply.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall mean, with respect to any person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by (i) an amount equal to unpaid accrued interest, make-whole amounts, penalties and premium thereon plus other amounts paid, and fees (including, without limitation, upfront fees and original issue discount) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and (ii) an amount equal to any existing commitments unutilized thereunder, (b) the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, that are determined in good faith by a Responsible Officer of the Borrower to be at least as favorable to Lender as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) Indebtedness of a Subsidiary that is not a Guarantor (as defined in the First Lien Financing Agreement) or the Borrower shall not refinance Indebtedness of Borrower or a Guarantor (as defined in the First Lien Financing Agreement), (f) no person is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness that was not an obligor (or required to become an obligor) under such Indebtedness prior to such modification, refinancing, refunding, renewal or extension and (g) to the extent the Indebtedness being modified, refinanced, refunded, renewed or extended was initially incurred pursuant to a Qualified Additional Financing, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall also qualify as a

Qualified Additional Financing; provided that if any First Lien Loan Party is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness, other First Lien Loan Parties may be guarantors of such Indebtedness; provided, further, that in the case of a Permitted Refinancing of the First Lien Financing or any Senior Qualified Additional Financing, the limitations in clauses (a) and (b) of this definition shall not apply.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by Borrower or its ERISA Affiliate or with respect to which Borrower could incur liability (including under Section 4069 of ERISA).

“Plans and Specifications” shall have the meaning assigned to such term in the Disbursement Agreement.

“Proceedings” shall have the meaning assigned to such term in Section 5.02(a).

“Project” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Budget” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Costs” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Documents” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Site” shall mean that portion of the Mortgaged Property described on Schedule 1.01(d), on which the Project is or will be located.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of acquisition, repair, installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred or committed within 180 days after such acquisition, repair, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, repair, installation, construction or improvement, as the case may be (including financing costs).

“Qualified Additional Financing” shall mean one or more (which may be in combination) of the following: U.S. EB-5 visa immigrant investor program financings (including the financing to be provided under this Agreement), other junior priority, unsecured and/or mezzanine financing and/or preferred or common equity financing, with a combined blended cash interest rate not in excess of 6.0%

per annum, and any Permitted Refinancing thereof. For the avoidance of doubt, the Loan constitutes Qualified Additional Financing and any refinancing of a Qualified Additional Financing with another source of funds that would qualify as a Qualified Additional Financing shall be considered a Qualified Additional Financing hereunder.

“Qualified Additional Financing Agent” means, with respect to any Qualified Additional Financing, the person that serves in the capacity as agent or lender, as applicable, for the financing source under the relevant Qualified Additional Financing Agreement.

“Qualified Additional Financing Agreement” means, with respect to any Qualified Additional Financing, the debt, equity, mezzanine and/or other financing agreement(s) entered into by the Borrower pursuant to which such Qualified Additional Financing is provided (including the financing to be provided under this Agreement).

“Qualified Additional Financing Documents” means the Qualified Additional Financing Agreement(s), the Disbursement Agreement, any Qualified Additional Financing Security Documents, any Qualified Additional Financing Intercreditor Agreement, any other intercreditor agreement, and any other instruments, certificates, documents or agreements executed and delivered by any First Lien Loan Party with or for the benefit of the Qualified Additional Financing Agent or any Qualified Additional Financing Secured Parties in their capacities as such pursuant hereto or thereto or in connection herewith or therewith (in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time or refinanced or replaced pursuant to a Permitted Refinancing).

“Qualified Additional Financing Intercreditor Agreement” means, with respect to any Qualified Additional Financing, an intercreditor agreement, by and between the Qualified Additional Financing Agent for such Qualified Additional Financing and Lender, dated as of the later of the Closing Date or the closing date for such Qualified Additional Financing, the material terms of which are no more adverse to Lender as the terms set forth in the form of intercreditor agreement attached to the Existing First Lien Financing Agreement.

“Qualified Additional Financing Secured Parties” shall mean, in the event that the Qualified Additional Financing is secured by a Lien, the Qualified Additional Financing Agent and holders of any Indebtedness constituting Qualified Additional Financing.

“Qualified Additional Financing Security Documents” shall mean the collective reference to any security agreement, pledge agreement, intellectual property security agreement, account control agreements, mortgages, collateral assignments and all other similar documents now or hereafter delivered to the applicable Qualified Additional Financing Agent granting a Lien on any property (or associated with such a grant) of any person to secure the obligations and liabilities under any Qualified Additional Financing Document.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property which the Borrower owns in fee or in which it holds a leasehold interest as a tenant or in which it holds an easement right as an easement holder or otherwise occupies, or in which it holds an option, together with any buildings or other improvements located on such real property (but not including Excluded Real Property), provided any leasehold interest or easement or option shall be subject to the document creating such interest.

“Real Property Conditions” shall mean Lender shall have received each of the following:

(i) Mortgages; Fixture Filings. The SLS Las Vegas Mortgage encumbering the Mortgaged Property in favor of Lender, duly executed and acknowledged by Borrower as the owner of or holder of any interest in the Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where the Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Lender;

(ii) Title Policy. With respect to the SLS Las Vegas Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of the SLS Las Vegas Mortgage as a valid junior mortgage Lien on the Mortgaged Property and fixtures described therein in an amount not less than the aggregate amount of the Borrowings then outstanding under this Agreement, which policy (or such marked-up commitment) (the “Title Policy”) shall (A) be issued by the Title Company, (B) include such reinsurance arrangements within the First American affiliated title companies (with provisions for direct access) as shall be reasonably requested by Lender, (C) if relevant, contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure multiple mortgages against losses regardless of location or allocated value of the insured property up to a stated aggregated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to Lender) as shall be available in Nevada and as reasonably requested by Lender (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, future advances, and so-called comprehensive coverage over covenants and restrictions and (E) contain no exceptions to title other than Permitted Encumbrances and other exceptions reasonably acceptable to Lender (provided notwithstanding anything herein or in the Disbursement Agreement to the contrary, because construction commenced prior to the Closing Date, the Title Policy (and any update thereof or endorsement thereto) may include a general exception for mechanics’ or materialmen’s liens and such exception will be a Permitted Encumbrance);

(iii) Survey. An ALTA Survey with respect to the Mortgaged Property (the “Survey”); provided, however, that an update to the Survey last updated July 31, 2007 of Carter Burgess (Job # 241711) shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to Lender and the Title Company and (y) the Title Company removes the standard survey exception and provides reasonable and customary survey related endorsements and other coverages in the applicable Title Policy (provided the Title Company may take an exception relating to the removal of the roller coaster shown on the existing survey);

(iv) [Reserved];

(v) Management and Leasing Contracts. Copies of the Hotel Management Agreement and any other material agreements providing for or relating to the management, maintenance, operation or leasing of the Land or Improvements that have a term in excess of 60 days;

(vi) Chattel Searches. UCC searches against Borrower in its jurisdiction of formation and in Clark County, NV;

(vii) Plans, Etc. A complete set of the Plans and Specifications and copies of a site plan (showing all necessary approvals, utility connections and site improvements) and all inspection and test records and reports made by or for Borrower or its architect, in each case, in the same form and substance as previously delivered to the First Lien Collateral Agent (or the Construction Consultant);

(viii) Consultant’s Report. A copy of the report from the Construction Consultant delivered to the First Lien Collateral Agent, to the effect that (i) it has received and reviewed the construction related items required by the Disbursement Agreement as of the date of such report in respect of the Project and certifications from the professionals of record asserting that (a) the available Plans and Specifications have been approved to the extent required at such time by all applicable Governmental Authorities and (b) the improvements as shown by the Plans and Specifications will comply with applicable zoning and other Laws in all material respects and (ii) construction of the improvements, along with all necessary roads and utilities, are expected to be finished on or before the Scheduled Completion Date (provided this condition shall be deemed satisfied if the Borrower uses commercially reasonable efforts to cause the Construction Consultant to consent to the Lender’s reliance on said report, subject to receipt of any necessary consent from the First Lien Administrative Agent);

(ix) [Reserved];

(x) Progress and Construction Schedules. A copy of the projected construction schedule showing the anticipated timeline for development of the Project;

(xi) [Reserved];

(xii) Budget. A copy of the Project Budget, in the same form and substance as previously delivered to the First Lien Collateral Agent;

(xiii) Environmental Report. A copy of the Environmental Report;

(xiv) Easements. Copies of any easements pertaining to the Project;

(xv) [Reserved];

(xvi) [Reserved];

(xvii) [Reserved];

(xviii) [Reserved];

(xix) Flood Hazard Determinations. A completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to the Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance) duly executed by the Borrower; and

(xx) Opinions. Opinions, addressed to Lender, of local counsel in each jurisdiction (i) where the Mortgaged Property is located and (ii) where Borrower, which is granting the SLS Las Vegas Mortgage on the Mortgaged Property is organized, regarding the due execution and delivery and enforceability of the SLS Las Vegas Mortgage, the limited liability company formation of Borrower, existence and good standing of Borrower, and such other matters as may be reasonably requested by Lender, each in form and substance reasonably satisfactory to Lender.

“Recipient” shall mean Lender or any permitted assignee of Lender.

“Register” shall have the meaning assigned to such term in Section 10.04(d).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the directors, officers, employees, agents and advisors of such person and of such person’s Affiliates (it being understood that the Related Parties of Lender include ADF, CommerceCenters, LLC, and Rod Oshita, but do not include any firms specializing in raising capital in accordance with the EB-5 Immigrant Investor Program).

“Release” shall mean releasing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or within, from, or into any building, structure or facility.

“Remaining Costs” shall have the meaning assigned to such term in the Disbursement Agreement.

“Repair Plan” shall have the meaning assigned to such term in Section 2.11(a)(iv).

“Requirements of Law” shall mean, as to any person, the Organizational Documents of such person, and any Law or determination of an arbitrator or a court, including, without limitation, zoning and subdivision ordinances, building codes, Permits, Environmental Laws, ADA Laws and Gaming Laws, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Subsidiary” shall have the meaning assigned to such term in the First Lien Financing Agreement.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“SBE Entities” shall mean, individually and collectively, SBEEG Holdings, LLC, SBE Las Vegas Holdings I, LLC and SBE Entertainment Group LLC.

“Scheduled Completion Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Secured Obligations” shall mean the Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Qualified Additional Financing” shall mean any Qualified Additional Financing that is subject to a Qualified Additional Financing Intercreditor Agreement, which Indebtedness thereunder is secured by a Lien on the Mortgaged Property that is senior to the Lien of the Lender on the Mortgaged Property securing Indebtedness under this Agreement.

“SLS Las Vegas” shall mean the SLS Hotel & Casino Las Vegas.

“SLS Las Vegas Mortgage” shall mean the Junior Priority Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing substantially in the form of Exhibit A hereto, dated as of the Closing Date, made by Borrower in favor of Nevada Title Company, as trustee, for Lender, as the same may be subsequently amended, modified or subordinated to the interests of other lenders with Liens on the Mortgaged Property permitted to be senior to the Lien of Lender on the Mortgaged Property.

“Solvent” shall mean with respect to any person, as of any date of determination:

(a) the amount of the “present fair saleable value” of the assets of such person will, as of such date, exceed the amount of all “liabilities of such person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors,

(b) the present fair saleable value of the assets of such person will, as of such date, be greater than the amount that will be required to pay the liability of such person on its then existing debts as such debts become absolute and matured considering potential financing alternatives and asset sales that may be available to such person,

(c) such person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and

(d) such person will be able to pay its debts as they mature.

For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stockbridge Fund Entities” shall mean, individually and collectively, Stockbridge Real Estate Fund II Co-Investors LV, LP; Stockbridge Real Estate Fund II-A, LP; Stockbridge Real Estate Fund II-B, LP; Stockbridge Real Estate Fund II-C, LP; Stockbridge Real Estate Fund II-D, LP; Stockbridge Real Estate Fund II-E, LP; Stockbridge Real Estate Fund II-T, LP; Stockbridge Real Estate Fund III-A, LP and Stockbridge Real Estate Fund III-C, LP.

“Subcontractor” shall mean any subcontractor or supplier engaged by the General Contractor and any contractor or supplier engaged by Borrower, under one or more contracts or work orders with respect to the construction of the Project.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower that is by its terms subordinated in right of payment to the Obligations of Borrower.

“Subordination Agreement” shall mean that certain Hotel Management Fee Subordination Agreement substantially in the form of Exhibit I among the Hotel Manager, Borrower and Lender.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Substantial Completion Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of the Real Estate, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, or in contemplation of, any condemnation or other Event of Eminent Domain affecting any Real Property or any portion thereof, whether or not the same shall have actually been commenced.

“Tax Indemnitee” shall have the meaning assigned to such term in Section 2.09(c).

“Tax Return” shall mean all original and amended returns, declarations, claims for refund reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any schedules, forms or other required attachments thereto.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Company” shall mean Nevada Title Company, as agent of First American Title Company, or another nationally recognized title insurance company reasonably acceptable to Lender; provided that for the purposes hereof, a title insurance company that is acceptable to the First Lien Collateral Agent shall be deemed acceptable to Lender.

“Total EB-5 Offering Amount Raised” shall mean the aggregate amount of EB-5 capital (i) raised (and in respect of which subscription agreements have been executed and delivered) on or prior to May 1, 2013 by an affiliate of the manager of Lender, excluding any amounts raised by Henry Global or its affiliates (provided I-526 Petitions with respect to such subscription agreements executed on or prior to May 1, 2013 have been filed with the U.S. Citizenship and Immigration Services no later than May 31, 2013), the aggregate amount raised under this clause (i) to be no greater than $115,000,000, and (ii) raised by another party in an offering in which American Dream Fund serves as the regional center such that the aggregate amount raised under clause (i) and (ii) is $150,000,000 or less.

“Total Indebtedness Secured by All SLS Las Vegas Mortgages” shall mean, as at any date of determination and as determined in accordance with GAAP, the aggregate outstanding principal amount of all Indebtedness of Borrower constituting obligations for borrowed money that is secured by a mortgage lien on the Mortgaged Property.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.09(e)(ii).

“Unrestricted Subsidiary” shall have the meaning assigned to the term “Unrestricted Subsidiary” in the First Lien Financing Agreement.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about”, and (h) “permitted by the First Lien Financing Agreement” or “as defined in the First Lien Financing Agreement” or words of similar import mean, at any time after which the Existing First Lien Financing Agreement is no longer in effect, then the substantively similar and corresponding section of any other First Lien Financing Agreement, or if no such First Lien Financing Agreement is then in effect, then the terms of any loan agreement in connection with any Senior Qualified Additional Financing, provided if no First Lien Financing Agreement or Senior Qualified Additional Financing Agreement is then in effect or if such agreement(s) are in effect but do not cover the subject matter in question, then the terms of the First Lien Financing Agreement in effect as of the date of this Agreement as subsequently amended from time to time.

SECTION 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and Lender. Notwithstanding any other provision contained in the Loan Documents, all terms of an accounting or financial nature used in the Loan Documents shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any of its Subsidiaries at “fair value,” as defined therein. All other determinations with respect to whether leases constitute Indebtedness or Capital Lease Obligations shall be made based on GAAP as in effect on the date hereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, Lender agrees to make the Borrowings to Borrower in the aggregate principal amount not to exceed the Maximum Loan Amount. Amounts paid or prepaid in respect of any Borrowing may not be reborrowed.

SECTION 2.02 Loan.

(a) Subject to the terms and conditions hereof, Lender hereby agrees to make the Loan comprised of Borrowings in an aggregate amount up to the Maximum Loan Amount to Borrower, which Borrowings shall be disbursed to Borrower or at the direction of Borrower, to another person (including the Disbursement Agent), by check or wire transfer, in immediately available funds in one or more Borrowings of $500,000 or increments thereof, from time to time after Lender has received funds from escrow pursuant to the Escrow Agreement and upon receipt of a Borrowing Request from Borrower; provided, however, that in no event shall the first Borrowing hereunder be in an amount less than $11,500,000. The aggregate principal amount of the Loan (based on initial principal amount) shall not exceed the Maximum Loan Amount.

(b) Monthly on the 15th of each month, Lender shall notify Borrower of the amount of such funds received from escrow that is available at such time to be loaned to Borrower.

(c) To request a Borrowing, Borrower shall deliver, by hand delivery or facsimile, a duly completed and executed Borrowing Request to Lender not later than 12:00 p.m., Los Angeles, CA time, three Business Days before the date of the proposed Borrowing (provided that the first Borrowing Request may be delivered on the Closing Date and shall include a request for amounts sufficient to pay off the LoanCore Note). Each Borrowing Request shall be irrevocable and shall specify the following information:

(i)	the aggregate amount of such Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day; and

(iii)	the location and number of Borrower’s account to which funds are to be disbursed, which, so long as the Disbursement Agreement is in effect, shall be the Qualified Additional Financing Proceeds Account (SLS Lender), as defined in the Disbursement Agreement.

(d) Lender acknowledges that the proceeds of Borrowings will be used by the Borrower for the purposes described in Section 3.12. Lender also acknowledges that the provider of Senior Qualified Additional Financing may require (i) the Borrower to collaterally assign to it all of the Borrower’s right, title and interest in and to the Loan, this Agreement and the right to request Borrowings and (ii) a lien on any amounts funded from escrow to the Lender pursuant to the Escrow Agreement (other than holdback amounts or amounts representing fees) and on the account to which such amounts are funded, and hereby consents to such security interests. The Lender agrees that it will deliver to the Senior Qualified Additional Financing lender or agent from time to time upon the request of such party a certificate setting forth the amount of Commitment then available for Borrowings, subject to adjustment as appropriate. The Lender hereby agrees that for so long as such Senior Qualified Additional Financing facility is in effect, Lender shall, under the terms and subject to the limitations and conditions set forth in this Agreement, honor any Borrowing Request with respect to the Borrower delivered to us in the name of such lender or agent, without setoff, counterclaim or defense by funding the applicable portion of the Commitment into the above-referenced account, provided such Borrowing Request is delivered for purposes of paying due and payable obligations of the Borrower to the lender or lenders under such Senior Qualified Additional Financing facility. In furtherance of the foregoing, the Lender agrees that it will, from time to time, execute and deliver, or cause to be executed and delivered, such reasonably requested additional instruments, certificates or documents, and take all such reasonable actions, as such Senior Qualified Additional Financing lender or agent may deem necessary for the validity, perfection and priority of the lien of such party on the rights and interests described in this clause (d).

SECTION 2.03 Promissory Note. The Loan shall be evidenced by a Note, duly executed by Borrower, dated as of the Closing Date, and made payable to Lender or its registered assigns, and notated by the Lender or such registered assigns as of the date of each Borrowing to reflect the amount of such Borrowing hereunder. Principal and interest on the Note shall be calculated and due and payable in the amount, manner and at the times set forth in this Agreement.

SECTION 2.04 Termination of Commitments. The Commitments shall terminate on the earliest of (a) the date that the aggregate principal amount of the Loan equals the Maximum Loan Amount, (b) the date that the Total EB-5 Offering Amount Raised is raised and loaned to Borrower, and (c) the Maturity Date, as may be extended by one or two Extension Options.

SECTION 2.05 Interest on Loan.

(a) Interest. Subject to the provisions of Section 2.05(b) and commencing on and continuing after the Effective Date, each Borrowing shall bear interest at a rate per annum equal to 0.5%, on a non-compounded, accrual basis; provided, however, (1) if Borrower elects an Extension Option on or before the Original Maturity Date, such Borrowing shall bear interest at a per annum rate equal to 1.5%, on a non-compounded, accrual basis, from and after the Original Maturity Date until the first anniversary of the Original Maturity Date, and (2) if Borrower elects an Extension Option after the Original Maturity Date but before the first anniversary of the Original Maturity Date, any Borrowing shall bear interest at a per annum rate equal to 2.5%, on a non-compounded, accrual basis, from and after the first anniversary of the Original Maturity Date until such Borrowing is repaid in full.

(b) Default Rate. Notwithstanding the foregoing, if any of the Events of Default set forth in clause (a), (b), (g) or (h) of Section 8.01 has occurred and is continuing, then the past due amounts hereunder (and on all amounts hereunder upon the occurrence and during the continuance of an Event of Default under Section 8.01(g) or (h)) shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable (the “Default Rate”).

(c) Interest Payment Dates. Accrued interest on any Borrowing shall be payable in arrears on each Interest Payment Date for the Loan; provided that (i) interest accrued pursuant to Section 2.05(b) shall be payable on demand, and (ii) in the event of any repayment or prepayment of such Borrowing, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment; provided, further, that the first Interest Payment Date shall be no earlier than the last day of the first full quarter following the one year anniversary of the earlier of the Opening Date and the Outside Opening Deadline (as defined in the Disbursement Agreement) of the SLS Las Vegas.

(d) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.06 Optional and Mandatory Prepayments of the Loan. Optional Prepayments. (a) Borrower shall have the right at any time and from time to time, at Borrower’s election, to prepay the Loan, in whole or in part, subject to the requirements of this Section 2.06, (i) on the Maturity Date, as may be extended, (ii) prior to the Maturity Date, as may be extended, to the extent permitted by the regulations promulgated under the EB-5 Immigrant Investor Program or other clear guidance from the United States Citizenship and Immigration Services reasonably acceptable to Lender that prepayment of the Loan to Lender prior to the approval of an individual investor’s I-829 petition is acceptable and does not violate the “at risk” requirement; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 or, if less, the outstanding principal amount of the Loan.

(b) Excess Cash Flow. With respect to the fiscal year in which the Original Maturity Date occurs and each Excess Cash Flow Period thereafter, no later than five Business Days after the date on which the financial statements with respect to each fiscal year in which such period occurs are required to be delivered pursuant to Section 5.01(a) (without giving effect to any grace period applicable thereto), but subject to the Intercreditor Agreements and subject to Section 2.06(g), Borrower shall make or cause to be made prepayments in accordance with Section 2.06(e), in an aggregate amount equal to (A) (1) 25% of Excess Cash Flow for the Excess Cash Flow Period then last ended in the event the Loan has not been repaid in full by the Original Maturity Date (prorated to include the period from the Original Maturity Date to and including the last day of the applicable Excess Cash Flow Period), or (2) 50% of Excess Cash Flow for the Excess Cash Flow Period then last ended in the event the Loan has not been repaid in full by the first anniversary of the Original Maturity Date, minus (B) any voluntary prepayments of the Loan pursuant to Section 2.06(a) (x) made during such Excess Cash Flow Period (which, in any event shall not include any designated prepayment pursuant to clause (y) below) and (y) at Borrower’s option, at any time on or prior to the date of payment with respect to such Excess Cash Flow Period during the Fiscal Year immediately following the Fiscal Year that such Excess Cash Flow calculation relates to, in each case to the extent such prepayments are not funded with the proceeds of Indebtedness or equity.

(c) Investing Member I-526 Petition Denial. Immediately, upon demand by Lender, Borrower shall make or cause to be made prepayments in accordance with this Section 2.06(c), in an aggregate amount equal to the amount necessary to provide a refund of an Investing Member’s capital contribution to Lender upon a final denial (without appeal or after denial of any appeal) of such Investing Member’s I-526 petition, so long as Lender has not, within 90 days of such final denial (without appeal or after denial of any appeal), (i) made such required refund or (ii) replaced such denied Investing Member with a substitute Investing Member. After such time as (x) Borrower has made or caused to be made a prepayment in accordance with Section 2.06(e), and (y) the corresponding refund by wire transfer is made by Lender to the relevant Investing Member, Lender shall deliver to Borrower the confirmation from the applicable wiring institution of such wire transfer having been made.

(d) Casualty Events. So long as neither the First Lien Financing nor any Senior Qualified Additional Financing is then outstanding, at the option of Lender, not later than (i) in the case of Net Cash Proceeds from a Casualty Event subject to Section 2.11(a), 18 months after the receipt of such Net Cash Proceeds and (ii) in the case of Net Cash Proceeds from a Casualty Event subject to Section 2.11(c) or (d), thirty (30) Business Days following the completion date set forth in the associated Repair Plan, subject to Section 2.06(g), Borrower shall apply any such Net Cash Proceeds that have not been used to repair or restore the Project as permitted under the Loan Documents toward the prepayment of the Obligations in accordance with Section 2.06(e).

(e) Application of Prepayments. Unless otherwise mutually agreed by the Borrower and the Lender, all prepayments shall reduce the then outstanding principal amount of the Loan in order of Borrowings made. Any prepayment pursuant to Section 2.06(c) shall be remitted to the relevant Investing Member or Investing Members, as applicable, whose I-526 petition or I-526 petitions have been denied.

(f) Notice of Prepayment. Borrower shall notify Lender by written notice of any prepayment hereunder not later than 11:00 a.m., Los Angeles, CA time, one Business Day before the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or acquisition or sale, in which case such notice may be revoked by Borrower (by notice to Lender on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of the Loan or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Prepayments shall be accompanied by accrued interest.

(g) Notwithstanding anything in this Agreement to the contrary, with respect to any prepayment pursuant to Section 2.06(b) or Section 2.06(d), no portion of any Investing Member’s capital contribution may be repaid to such Investing Member (if any portion is repaid at all) and any prepayments to such Investing Member pursuant to Section 2.06(b) or Section 2.06(d) hereof shall be held in escrow by the Lender with a third-party escrowee selected by the Lender but reasonably acceptable to the Borrower (and at Borrower’s expense) until after any one (at Lender’s option) of the following events has occurred (i) the Original Maturity Date, (ii) such Investing Member’s I-829 Petition has been adjudicated or (iii) the parties shall reasonably agree that such Investing Member prepayment is permitted by the regulations promulgated under the EB-5 Immigrant Investor Program or other clear guidance from United States Citizenship and Immigration Services.

(h) Borrower agrees to cause any Qualified Additional Financing lender funding loans with proceeds from an EB-5 Immigrant Investor Program to include a provision in the loan documents restricting prepayment unless one of the following events has occurred: (i) the stated maturity date for such loan, (ii) the I-829 Petition of the investment member whose contributions are attributable to the loan being prepaid has been adjudicated or (iii) the parties to such financing shall reasonably agree that the prepayment of the loan attributable to such investing member is permitted by the regulations promulgated under the EB-5 Immigrant Investor Program or other clear guidance from United States Citizenship and Immigration Services.

SECTION 2.07 [Intentionally Omitted].

SECTION 2.08 Payments. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Sections 2.09 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Los Angeles, CA time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Lender by check to Lender’s office at c/o American Dream Fund, LLC, 880 Apollo Street, Suite 218, El Segundo, CA 90245, or by wire transfer in immediately available funds. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise. To the extent not previously paid, the Loan, including the unpaid principal balance and all accrued and unpaid interest, shall be due and payable on the Maturity Date, as may be extended.

SECTION 2.09 Taxes.

(a) Payments Free of Taxes. Unless required by applicable Law (as determined in good faith by the applicable withholding agent), any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document to any Recipient shall be made free and clear of and without reduction or withholding for any Taxes; provided that if Borrower or other applicable withholding agent shall be required by Law to deduct any Taxes from or in respect of any sum paid or payable by Borrower to any Recipient under any of the Loan Documents, then (i) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by Borrower shall be increased as necessary so that after all such required deductions or withholdings (including such deductions or withholdings applicable to additional sums payable under this Section 2.09) have been made, such Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower or other applicable withholding agent shall make such deductions or withholdings and (iii) Borrower or other applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by Borrower. Borrower shall, without duplication of additional amounts paid pursuant to Section 2.09(a), indemnify each Recipient (each, a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09) imposed on such Tax Indemnitee by any Governmental Authority in connection with this Agreement or any other Loan Document and reasonable expenses arising therefrom or with respect thereto, regardless of whether such Indemnified Taxes or Other Taxes were correctly or legally imposed, asserted or otherwise determined to be payable by the relevant Governmental Authority. A certificate, prepared in good faith, as to the amount of such payment or liability and setting forth in reasonable detail the calculation of such payment or liability delivered to Borrower by the Tax Indemnitee, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of any Taxes by Borrower that Borrower is required to pay pursuant to this Section 2.09, Borrower shall deliver to the applicable Recipient the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Recipient.

(e) Status of Lenders. Each Recipient shall, at the time or times prescribed by applicable Law and at such time or times reasonably requested by Borrower, provide Borrower with any documentation prescribed by Law, or reasonably requested by Borrower, certifying as to any entitlement of such Recipient to an exemption from, or reduction in, any applicable withholding Tax with respect to any payments to be made to such Recipient under the Loan Documents. Each such Recipient shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation referenced below in this Section 2.09(e)) expired, obsolete or inaccurate in any material respect, or upon the reasonable request of the Borrower, deliver promptly to Borrower updated or other appropriate documentation (including any new documentation reasonably requested by Borrower) or promptly notify Borrower in writing if such Recipient is not legally eligible to deliver such documentation under applicable Law.

Without limiting the generality of the foregoing:

(i)	Each Recipient that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Recipient is exempt from U.S. federal backup withholding.

(ii)	Each Foreign Lender shall deliver to Borrower on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(I) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit J (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by Borrower, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(IV) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership, or is a Foreign Lender that has transferred its beneficial ownership to a participant), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by an Internal Revenue Service Form W-8ECI, Internal Revenue Service W-8BEN, United States Tax Compliance Certificate, Internal Revenue Service Form W-9, Internal Revenue Service Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner(s)), or

(V) two copies of any other form prescribed by applicable requirements of U.S. federal income tax Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax on any payments to such Foreign

Lender under the Loan Documents, duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.

(iii)	If a payment made to any Recipient under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) and 1472(b) of the Code, as applicable) and such Recipient is entitled to an exemption from such withholding, such Recipient shall deliver to Borrower, at the time or times reasonably requested by Borrower, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA, to determine whether such Recipient has complied with its obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (e), a Recipient shall not be required to deliver any form that such Recipient is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If and to the extent that a Tax Indemnitee determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.09, then such Tax Indemnitee shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.09 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Tax Indemnitee and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by any Tax Indemnitee); provided that Borrower, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Tax Indemnitee in the event such Tax Indemnitee is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Tax Indemnitee to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other person.

(g) Defined term. For purposes of this Section 2.09, the term “applicable Law” includes FATCA.

SECTION 2.10 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Recipient requires Borrower to pay any additional amount to such Recipient or any Governmental Authority for the account of such Recipient pursuant to Section 2.09, then such Recipient shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09, as the case may be, in the future and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Recipient to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If Borrower is required to pay any additional amount to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 2.09 or if any Recipient is a Disqualified Lender, then Borrower may, at its sole expense and effort, upon notice to such Recipient, require such Recipient to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations; provided that:

(i) such Recipient shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents;

(ii) in the case of any such assignment resulting from payments required to be made pursuant to Section 2.09, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii) such assignment does not conflict with applicable Requirements of Law, including any Gaming Laws.

A Recipient shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Recipient or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

SECTION 2.11 Net Cash Proceeds from Casualty Events.

(a) This Section 2.11, which shall apply only at such time as neither the First Lien Financing nor any Senior Qualified Additional Financing is then outstanding, shall apply to all Net Cash Proceeds from Casualty Events received by Borrower in excess of $5,000,000 arising from and after the Opening Date from any particular Casualty Event related to the Project. Any such Net Cash Proceeds (other than those described in subsection (b) below) shall be applied to the prepayment of the Obligations in accordance with Sections 2.06 and 2.08, unless each of the following conditions are satisfied or waived by Lender as required pursuant to Section 2.11(c) or 2.11(d), as the case may be, within 90 Business Days (or, in the case of such Net Cash Proceeds described in Section 2.11(d), 120 Business Days) after Borrower’s receipt of such Net Cash Proceeds, in which event such amounts shall be applied to the repair or restoration of the Project in accordance with the terms of such Sections:

(i) the Borrower certifies (and the Construction Consultant, in the exercise of its reasonable business judgment, acknowledges that such certification is reasonable), that the damage or destruction or Event of Eminent Domain giving rise to such Net Cash Proceeds does not constitute the destruction of all or substantially all of the Project;

(ii) no Event of Default has occurred and is continuing (other than a Default or an Event of Default arising under Section 8.01(c), 8.01(d) or 8.01(e), in each case resulting solely from such Casualty Event or Event of Eminent Domain) at the time of such damage or destruction or Event of Eminent Domain and after giving effect to any proposed repair and restoration, no Event of Default would reasonably be expected to result from such damage or destruction or proposed repair and restoration or Event of Eminent Domain;

(iii) the Borrower certifies (and the Construction Consultant, in the exercise of its reasonable business judgment, acknowledges that such certification is reasonable), that repair or restoration of the Project to a condition substantially similar to the condition of the Project immediately prior to the event or events to which the relevant Insurance Proceeds or Eminent Domain Proceeds, as the case may be, relate, is technically and economically feasible within an 18-month period after receipt of any such Insurance Proceeds or Eminent Domain Proceeds, and that a sufficient amount of funds is or will be available to the Borrower to make such repairs and restorations;

(iv) the Borrower delivers to Lender and the Construction Consultant a plan describing in reasonable detail the nature of the repairs or restoration to be effected and the anticipated costs and schedule associated therewith (the “Repair Plan”), and the Construction Consultant, in the exercise of its reasonable judgment, acknowledges that the Repair Plan is achievable;

(v) the Borrower certifies that a sufficient amount of funds is or will be available to the Borrower to make all payments on Indebtedness which will become due during and following the repair period and prior to the completion of such repairs or restoration;

(vi) the Borrower reasonably expects it to obtain any Permit necessary to proceed with the repair and restoration of the Project; and

(vii) the proposed repair or restoration is not prohibited by any of the other Financing Agreements.

(b) (i) Borrower shall have the right to use up to an amount of $25,000,000 of Insurance Proceeds and/or Eminent Domain Proceeds received by Borrower for each single loss or series of related losses (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loan or other Indebtedness), to repair, restore and/or replace the Property with respect to which such Insurance Proceeds and/or Eminent Domain Proceeds relate and Sections 2.06 and 2.11 (other than this Section 2.11(b)(i)) shall not apply to such proceeds.

(ii) If, subject to Section 2.11(b)(i), there shall occur any damage, destruction or Event of Eminent Domain of or with respect to the Project with respect to which Insurance Proceeds and/or Eminent Domain Proceeds received by Borrower for any single loss or series of related losses not in excess of $25,000,000 are payable (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness), such Insurance Proceeds and/or Eminent Domain Proceeds shall be held by Lender in the Funding Account and released by Lender to Borrower in amounts from time to time necessary to make payments for work undertaken towards repair, restoration or reconstruction necessitated by such event(s), upon presentation of documentation reasonably satisfactory to Lender supporting such requested payments.

(c) Provided that the conditions set forth in Section 2.11(a) have been waived by Lender, or have been satisfied, if there shall occur any Casualty Event or Event of Eminent Domain of or with respect to the Project with respect to which Insurance Proceeds and/or Eminent Domain Proceeds received by Borrower for any single loss or series of related losses in excess of $25,000,000 (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness) but not in excess of $50,000,000 (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness), are payable, such Insurance Proceeds and/or Eminent Domain Proceeds received by Borrower shall be held by Lender in the Funding Account and released by Lender to Borrower in accordance with subsection (e) below.

(d) Provided that the conditions set forth in Section 2.11(a) above have been waived by Lender, or have been satisfied, if there shall occur any damage, destruction or Event of Eminent Domain of or with respect to the Project with respect to which Insurance Proceeds and/or Eminent Domain Proceeds received by Borrower for any single loss or series of related losses in excess of $50,000,000 are payable (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness), such Insurance Proceeds and/or Eminent Domain Proceeds shall be held by Lender in the Funding Account and released by Lender to Borrower in accordance with subsection (e) below.

(e) Except as provided in Section 2.11(b), amounts which are to be applied to repair or restoration of the Project pursuant to this Section 2.11 or to fund actual or contemplated debt service costs with respect to Indebtedness under the Financing Agreements shall be disbursed by Lender from the Funding Account in accordance with the procedures set forth in this Section 2.11(e). Lender shall release Insurance Proceeds and/or Eminent Domain Proceeds for application toward such repairs or restoration or debt service, conditioned upon the Borrower’s delivery to Lender of a certificate from the Borrower (I) describing in reasonable detail (x) the nature of the repairs or restoration to be effected with such release and certifying that such repairs or restoration are materially consistent with, and shall be undertaken in accordance with, the Repair Plan or (y) the debt service costs to be funded with such release (including by deposit into reserve accounts established under the Disbursement Agreement), (II) stating the cost of such repairs or restoration, which shall be no less than the amount of Insurance Proceeds and/or Eminent Domain Proceeds requested in such release, and that such requested release amount will be applied to the cost thereof, (III) stating that the aggregate amount requested in respect of such repairs or restoration and the debt service costs to be funded (including by deposit to reserve accounts) (when added to any other Insurance Proceeds and/or Eminent Domain Proceeds received by Borrower) or funds otherwise made available to Borrower) does not exceed the cost of such repairs or restoration (including debt service costs) and that a sufficient amount of funds is or will be available to Borrower) to complete such repair or restoration and (IV) stating that neither a Default nor an Event of Default has occurred and is continuing (other than a Default or an Event of Default arising under Section 8.01(c) 8.01(d) or 8.01(e), in each case resulting solely from such damage or destruction or Event of Eminent Domain (provided that in any event no Default or Event of Default under Section 8.01(a) shall have occurred and be continuing).

(f) The Borrower agrees to use commercially reasonably efforts to obtain such additional title insurance, title insurance endorsements, mechanic’s lien waivers, certificates, opinions or other matters as may reasonably be requested by Lender as necessary or appropriate in connection with such repairs or restoration of the Project or to preserve or protect Lender’s interests hereunder and in the applicable Collateral.

(g) For the avoidance of doubt, so long as either the First Lien Financing or any Senior Qualified Additional Financing is then outstanding, Borrower will be obligated solely to comply with the provisions of such agreement pertaining to the application of Net Cash Proceeds from Casualty Events; provided, however, that once the First Lien Financing and any Senior Qualified Additional Financing are no longer outstanding, Borrower must comply with the provisions of this Agreement pertaining to the application of Net Cash Proceeds from Casualty Events.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender on the Closing Date that:

SECTION 3.01 Organization; Powers. Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the limited liability company power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

(a) Borrower has the limited liability company power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and to borrow and issue Indebtedness hereunder and under the Financing Agreements. Borrower has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Loan Documents and the other Financing Agreements to which it is a party and to authorize the borrowings and issuances of Indebtedness on the terms and conditions of this Agreement and the other Financing Agreements.

(b) Each Loan Document and each other Financing Agreement has been duly executed and delivered on behalf of Borrower. This Agreement constitutes, and each other Loan Document and Financing Agreement upon execution by all parties thereto will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.03 No Consents; No Conflicts; No Defaults.

(a) No material consent or material authorization of, material filing with, material notice to or other act by or in respect of, any Governmental Authority or any person is required to be obtained, made or taken by Borrower in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, any of the other Loan Documents or any of the other Financing Agreements, except (i) consents, authorizations, filings, notices and other acts, including Gaming Approvals, Casino Licenses and Liquor Licenses, described in Schedule 3.03, which consents, authorizations, filings, notices and other acts have, unless otherwise indicated on Schedule 3.03, been obtained, made or taken (or waived) and are in full force and effect, (ii) the filings and actions referred to in Section 3.19 and (iii) ministerial filings and filings with respect to notices given or issued to Governmental Authorities, including notices as to the status of construction of the Project.

(b) The execution, delivery and performance of this Agreement, the other Loan Documents and the other Financing Agreements, the borrowings hereunder and the use of the proceeds thereof will not violate (i) any Requirement of Law, including any Gaming Law, (ii) any Contractual Obligation of Borrower or (iii) the Organizational Documents of Borrower, except in the cases of clauses (i) and (ii), to the extent that any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of Borrower’s properties or revenues pursuant to any material Requirement of Law or any such Contractual Obligation (other than the Liens created, or permitted to be incurred, by the First Lien Financing Agreement, this Agreement and the SLS Las Vegas Mortgage).

(c) Borrower is not in default in any material respect under or with respect to any Material Agreement.

SECTION 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries (including Borrower) as at December 31, 2012, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries (including the Borrower) as at such date, and the consolidated results of Holdings and its consolidated Subsidiaries’ (including the Borrower’s) operations and consolidated cash flows for such fiscal year. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved, except as noted therein.

(b) No Liabilities. Other than as disclosed on Schedule 3.04(b), as of the Closing Date, the Borrower does not have any material Contingent Obligations, material contingent liabilities or liabilities for Taxes, or any long term leases or unusual forward or long term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transactions or other obligations in respect of derivatives, that are not reflected in the most recent financial statements referred to in this Section 3.04, except for the Obligations.

(c) No Material Adverse Effect. Since December 31, 2012, there have been no developments or events that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Material Adverse Effect.

(d) Projections. The projections, forward-looking statements, estimates and pro forma financial information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished to Lender (including, without limitation, the Projections) are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lender that such projections, forward-looking statements, estimates and pro forma financial information are not to be viewed as facts and are subject to material contingencies and assumptions, many of which are beyond the control of Borrower, and that actual results during the period or periods covered by any such projections, forward-looking statements, estimates and pro forma financial information may differ materially from the projected results.

SECTION 3.05 Properties.

(a) Generally. Borrower is the sole owner of, and has legal title to, or a valid right to use, all of Borrower’s property necessary to the operation of Borrower’s business, and none of such property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description (other than claims, liabilities, obligations, charges or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect) or to any Lien, other than Permitted Liens.

(b) Real Property.

(i) As of the Closing Date, Schedule 3.05(b)(i) sets forth a true, complete and correct list of all Real Property, including a brief description thereof. Borrower has delivered to Lender true, complete and correct copies of all such leases as in effect on the Closing Date.

(ii) Assuming completion of the work contemplated in the Plans and Specifications, all Real Property and the current use thereof comply with all applicable Requirements of Law (including applicable building and zoning ordinances and codes) and with all Insurance Requirements, and Borrower is not a non-conforming user of such Real Property, except, in each case, where noncompliance or such non-conforming use would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iii) No Taking has been commenced with respect to all or any portion of any Real Property or for the relocation of roadways providing access to such Real Property, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv) Except for those disclosed in the Title Policies or as set forth on Schedule 3.05(b)(iv), as of the Closing Date (x) there are no current or pending special or other assessments (other than for ad valorem taxes) for public improvements or otherwise affecting any Real Property, nor (y) are there any contemplated improvements to such Real Property that may reasonably be expected to result in such special or other assessments, in any case that would reasonably be expected to result in a Material Adverse Effect.

(v) Borrower has not suffered, permitted or initiated the joint assessment of any Real Property with any other real property constituting a separate tax lot that is not owned by Borrower or is not subject to a Mortgage. As of the Closing Date, the Mortgaged Property has been properly subdivided or entitled to exception therefrom, and for all purposes the Mortgaged Property may be mortgaged, conveyed and otherwise dealt with as separate legal lots or parcels.

(vi) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) all approvals from Governmental Authorities having jurisdiction over the Land and Improvements, including, but not limited to, building permits, street openings or closings, zoning or use permits, variances or special exceptions, zoning reclassifications, setback requirements however established, and approvals of fire underwriters, have been obtained for the portion of the Improvements that have been constructed, to the extent required under applicable Law, and to the extent so obtained, have not been withdrawn, (B) the construction of the Improvements shall be performed in conformity with all applicable Laws, and the Plans and Specifications, (C) the Plans and Specifications to the extent required by applicable law, have been approved by all applicable Governmental Authorities and (D) all construction heretofore performed on the Improvements has been performed within the perimeter of the Land in accordance with the Plans and Specifications and all applicable Governmental Authorities, and in accordance with any restrictive covenants applicable thereto. Assuming completion of the work contemplated in the Plans and Specifications, there are no existing material structural defects in the Improvements and no material violation of any governmental requirements exists with respect thereto. The anticipated use thereof complies with applicable zoning ordinances and all regulations affecting the Project and all governmental requirements for such use have been satisfied, to the extent required to be satisfied at such time, except to the extent such noncompliance or failure to satisfy government requirements would not reasonably be expected to result in a Material Adverse Effect.

(vii) As of the Closing Date, except as set forth on Schedule 3.05(b)(vii), there are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Real Property (other than those restrictions on transfer set forth in, or otherwise permitted under, the Loan Documents, including, without limitation, Permitted Liens).

(viii) (A) Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, as of the Closing Date, (i) all utility services necessary for the current state of construction of the Project are available, including, without limitation, public sanitary sewer service and storm sewers, public water, electricity, gas and telephone service, and (ii) all permits and approvals have been obtained or are available so that the Improvements may be hooked up to the public sanitary sewer service, which public sanitary sewer service shall be available to the full extent required for the full operation of the Project and shall permit the discharge of sewage for the types and amounts anticipated to be produced from the Project. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, after the Closing Date, the Borrower reasonably expects to have all utilities available, as and when necessary, to complete the construction of the Improvements.

(B) Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower reasonably expects that as of the Opening Date, all public sanitary sewer service and storm sewers necessary for the full operation of the Project will be available at the title lines of the Land (or, if they pass through adjoining private land, in accordance with valid public or unencumbered private easements which inure to the benefit of Borrower and any applicable First Lien Loan Parties and run with the Land, copies of which have been delivered to Lender).

(C) As of the Opening Date, the Project shall have all hot and chilled water for purposes of heating and air conditioning, electricity, and gas services necessary for the operation of the Project at the title lines of the Land (or, if they pass through adjoining private or public land, in accordance with valid public or unencumbered private easements or licenses which inure to the benefit of Borrower and any applicable First Lien Loan Parties and run with the Land, copies of which have been delivered to Lender).

(ix) All roads necessary for the utilization of the Real Property related to the Project Site for its current and intended purposes are indicated on the Survey and provide adequate public access to the Project Site for its current and intended purposes.

(x) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no building or structure constituting Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant affecting such Real Property or encroaches on any easement or on any property owned by others.

(c) Landmark Status. The Real Property and the site conditions thereof are not preserved as landmarks or historic sites in such way that would reasonably be expected to have a Material Adverse Effect on the Real Property.

(d) Budget. The In-Balance Test Certificate delivered on the First Lien Escrow Release Date is a true, correct and complete statement in all material respects of the proposed sources and uses for the development and completion of the Project as of the First Lien Escrow Release Date. As of the Closing Date the Project Budget and all of the amounts set forth therein, present a true, full and complete statement in all material respects of all Project Costs reasonably anticipated by the Borrower to be incurred in connection with the development and completion of the Project in accordance with this Agreement. As of the Closing Date no material capital expenditures with respect to the Real Property are being incurred or are to the Borrower’s knowledge reasonably necessary, except as specified in the Project Budget.

(e) Project Property. The Real Property set forth on Schedule 3.05(e) constitutes all of the real property currently owned or leased by Borrower and used in the development of the Project, and no other Real Property is necessary to complete the development of the Project and begin operations.

SECTION 3.06 Intellectual Property.

(a) Ownership No Claims. Borrower (or one or more of the First Lien Loan Parties) owns, or is licensed or otherwise has the right to use, all Intellectual Property that is material to the conduct of its business as currently conducted except as would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no claim has been asserted or is pending by any person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property within the past three (3) years, nor as of the Closing Date does Borrower know of any valid basis for any such claim, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of Borrower, the use by Borrower (or one or more of the First Lien Loan Parties) of the Intellectual Property that is material to the conduct of its business as currently conducted, does not infringe on the rights of any person, which infringement, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(b) Trademarks. As of the Closing Date, Schedule 3.06(b) (i) identifies each of the registrations and pending applications for material trademarks, service-marks and trade names currently registered by, made by or otherwise held by Borrower (or one or more of the First Lien Loan Parties) (other than Excluded Property) and identifies which such person registered, made or otherwise holds, or filed an application with respect to, such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(c) Patents. As of the Closing Date, Schedule 3.06(c) (i) identifies each of the material patents and patent applications currently owned or made by Borrower (or one or more of the First Lien Loan Parties) and identifies which such person applied for or owns such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective patent or application numbers and applicable dates of issuance or application and expiration.

(d) Copyrights. As of the Closing Date, Schedule 3.06(d) (i) identifies each of the material copyrights applications and registrations currently registered or applied for by Borrower (or one or more of the First Lien Loan Parties) and identifies which such person applied for or registered such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(e) Licenses. As of the Closing Date, Schedule 3.06(e) identifies all licenses, sub-licenses and other agreements relating to Intellectual Property (excluding Intellectual Property available on a commercial basis in the ordinary course) to which Borrower (or one or more of the First Lien Loan Parties) is a party that are material to the conduct of Borrower’s business and pursuant to which (i) Borrower (or one or more of the First Lien Loan Parties) is a licensor, sub-licensor, licensee or sub-licensee or the equivalent or (ii) any other person is authorized to use any Intellectual Property of Borrower (or one or more of the First Lien Loan Parties) as a licensee, sub-licensee or the equivalent.

SECTION 3.07 Equity Interests and Subsidiaries.

(a) The persons listed on Schedule 3.07(a) constitute all the Subsidiaries of Borrower as of the Closing Date. Schedule 3.07(a) sets forth, as of the Closing Date, (i) the name and jurisdiction of formation of Borrower and each of its Subsidiaries and (ii) the persons that own its Equity Interests and the percentage and number of each class of Equity Interests owned by any such person. Such Equity Interests have been validly issued and are owned free and clear of any Liens or restrictions on transfer (other than restrictions on transfer that may be imposed by Gaming Laws once such entity has been licensed or registered thereunder). As of the Closing Date, each such Subsidiary is a Wholly Owned Subsidiary of Borrower.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, officers or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower.

(c) An accurate organizational chart, showing the ownership structure of Borrower and each of its Subsidiaries, if any, on the Closing Date is set forth on Schedule 3.07(c).

SECTION 3.08 Litigation; Compliance with Laws. Except as set forth on Schedule 3.08, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened in writing by or against Borrower, or against any of their respective properties or revenues (a) as of the Closing Date, with respect to any of the Financing Agreements or any of the transactions contemplated hereby or thereby or (b) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements. As of the Closing Date, no Requirement of Law or Contractual Obligation applicable to Borrower would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Schedule 3.09 accurately and completely lists all Material Agreements to which Borrower is a party which are in effect on the Closing Date and Borrower has delivered to Lender complete and correct copies of all such Material Agreements as of the Closing Date, including any amendments, supplements or modifications with respect thereto entered into on or prior to the Closing Date, and all such Material Agreements are in full force and effect as of the Closing Date.

SECTION 3.10 Federal Reserve Regulations. Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.11 Investment Company Act; Other Regulations. Borrower is not an “investment company” or a company “controlled” by an “investment company,” subject to regulation under, the Investment Company Act of 1940, as amended. Borrower is not subject to regulation under the

Federal Power Act or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness (other than the Gaming Laws and laws of general applicability) or which may otherwise render all or any portion of the Obligations unenforceable.

SECTION 3.12 Use of Proceeds. Borrower will use the proceeds of the Loan (a) to repay outstanding Indebtedness related to the Mortgaged Property (including the LoanCore Note, which repayment shall be made using the first Borrowing of the Loan hereunder) and for the payment of transaction costs, fees and expenses incurred in connection with this Agreement, the other Financing Agreements and the other transactions contemplated hereby, (b) to repay (in part) outstanding Indebtedness owed in connection with the First Lien Financing Documents, (c) to repay (in whole or in part) outstanding Indebtedness owed in connection with any Senior Qualified Additional Financing, (d) to fund the costs and expenses of the renovation, remodel, construction and development of the SLS Las Vegas (including, without limitation, Project Costs), (e) to fund the costs and expenses in connection with the opening and initial operations of the SLS Las Vegas, (f) intentionally omitted, (g) to fund the costs and expenses associated with the operations of the Project, and (h) to fund fees and expenses incurred in connection with the foregoing, including, without limitation, working capital, transaction costs and expenses.

SECTION 3.13 Taxes.

(a) Borrower has timely filed, or caused to be timely filed, all material Tax returns that are required to have been filed by it in any jurisdiction. Borrower has paid all Taxes shown to be due and payable on such returns and all other material Taxes payable by it (including in its capacity as withholding agent), to the extent the same have become due and payable (other than those Taxes it is contesting in good faith and by appropriate proceedings in accordance with applicable Law (or which have been subject to such a contest) and with respect to which Borrower has established adequate reserves in accordance with GAAP). There is no current, and Borrower is aware of no proposed or pending, Tax assessments, deficiencies, audits or other claims against Borrower that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) There are no Liens for Taxes on any of the properties of Borrower other than Liens permitted pursuant to Section 6.02.

SECTION 3.14 No Material Misstatements. No statement or information (excluding projections, forward-looking statements, estimates, pro forma financial information (as such pro forma financial information relates to future events or forward-looking circumstances) and information of a general, economic or industry nature) contained in the Confidential Private Placement Memorandum of Lender dated as of July 3, 2012, or in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to Lender by or on behalf of Borrower for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole and as updated from time to time (but without any obligation on behalf of Borrower to provide such update, except expressly as set forth herein), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. Labor Matters. There are no strikes, stoppages, lockouts, slowdowns or other labor disputes pending against Borrower, or to the knowledge of Borrower, threatened against Borrower, in each case that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The hours worked by, and payments made to, employees of Borrower have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters, in any manner which would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. All payments due from Borrower on account of employee health and welfare insurance that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of any First Lien Loan Party, including Borrower.

SECTION 3.16 Solvency. As of the Closing Date, both prior to and after giving effect to the transactions contemplated hereby and under the other Financing Agreements (including, without limitation, any Debt Issuance contemplated thereby, and after giving effect to the application of the proceeds thereof), Borrower is Solvent.

SECTION 3.17 Employee Benefit Plans. Except in each case, as would not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or would reasonably be expected to occur, (b) no liability to the PBGC (other than required premium payments) or the Internal Revenue Service in respect of any Employee Benefit Plan, or to any Employee Benefit Plan or any trust established under Title IV of ERISA has been or would reasonably be expected to be incurred by Borrower or any of their respective ERISA Affiliates, and (c) the actuarial present value of all benefit liabilities under each Pension Plan (based on those assumptions that would be used to determine whether each such Pension Plan could be terminated in a standard termination under Section 4041(b) of ERISA) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits. Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of its respective ERISA Affiliates. As of the most recent valuation date for each Multiemployer Plan for which an actuarial report is available, the potential liability of Borrower and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18 Environmental Matters. Except as set forth on Schedule 3.18:

(a) Borrower is, and, during the past three years has been, in compliance with all applicable Environmental Laws and Environmental Permits applicable to the Real Property, except as would not reasonably be expected to result in a Material Adverse Effect.

(b) There has not been a Release of Hazardous Materials at, on, under or from the Real Property, or at any other location to which Borrower has sent Hazardous Material for treatment, storage, or disposal for which Borrower would reasonably be expected to incur liability, in each case which would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there is no Environmental Claim to which Borrower is named as a party that is pending or, to the knowledge of Borrower, threatened in writing.

(d) Except as would not reasonably be expected to result in a Material Adverse Effect, Borrower has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or otherwise liable for a Release of Hazardous Materials at the Real Property under any other Environmental Law.

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, Borrower has not (i) entered into any written consent decree, order, or settlement or other agreement that remains outstanding, or is subject to any judgment, decree, or order, in any judicial, administrative, arbitral, or other forum for dispute resolution, pertaining to compliance with or liability under any Environmental Law or as a result of any Environmental Claim or (ii) assumed by contract or, to the knowledge of the Borrower, by operation of law any specific liabilities under any Environmental Law or for any Hazardous Materials.

SECTION 3.19 Mortgages. On the Closing Date, with respect to the Mortgaged Property, the SLS Las Vegas Mortgage will be effective to create in favor of Lender, a legal, valid, binding and enforceable Lien on, and security interest in, the property described therein, any improvements thereon and any fixtures related thereto and the proceeds and products thereof, and when the SLS Las Vegas Mortgage is recorded in the offices specified on Schedule 3.19, the SLS Las Vegas Mortgage shall constitute a perfected Lien on, and security interest in, the property described therein, all improvements thereon and all fixtures related thereto, and the proceeds and products thereof, as security for the Secured Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens).

SECTION 3.20 Permits. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) Borrower has obtained and holds all Permits required as of the date this representation is deemed made in respect of all Real Property and any other property currently owned, leased or otherwise operated by or on behalf of, or for the benefit of, such Person, for the operation of its business at such date, (b) Borrower has performed and observed all requirements of such Permits (to the extent required to be performed by the date this representation is deemed made) and (c) as of the Closing Date no other Permits are required for the commencement of renovation.

SECTION 3.21 Anti-Terrorism Law.

(a) Borrower is not and, to the knowledge of Borrower, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) Borrower is not and to the knowledge of Borrower, no Affiliate or broker or other agent of Borrower acting or benefiting in any capacity in connection with the Loan is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) Borrower does not (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.22 Flood Insurance Laws. The SLS Las Vegas Mortgage does not encumber improved real property which is located in an area that has been identified by the Director of the Federal Emergency Management Agency (“FEMA”) as an area having special flood hazards and in which flood insurance has been made available under Flood Insurance Laws (except the Mortgaged Property to the extent such flood insurance as required by Flood Insurance Laws has been obtained and is in full force and effect as required by this Agreement or the other Loan Documents).

SECTION 3.23 Insurance. Borrower is insured by insurers of recognized financial responsibility (as of the date such insurance was purchased) against such losses and risks and in such amounts as are customary in the businesses in which it is engaged, for companies located in a similar geographic area, taking into account the activities and relative size (as compared to other similarly situated companies) of Borrower and in any event in accordance with Section 5.04.

SECTION 3.24 Compliance with Gaming Laws. Incurrence of the Obligations by Borrower under the Loan Documents complies with all applicable provisions of the Gaming Laws, subject to any informational filings or reports required by the Gaming Authorities and except for all Casino Licenses and Liquor Licenses to be obtained by Borrower relating to the Project, which approvals and licenses shall be sought, diligently and in good faith by Borrower prior to the Opening Date.

SECTION 3.25 First Lien Financing Documents. Set forth on Schedule 3.25 is a list of all First Lien Financing Documents as of the Closing Date, true and correct copies of which have been provided by the Borrower to the Lender. As of the Closing Date, no Event of Default (as defined in the First Lien Financing Agreement) exists and Borrower and the First Lien Loan Parties are in full compliance with the terms of the First Lien Financing Documents. The First Lien Financing Documents comply in all material respects with all applicable laws, are in full force and effect as of the Closing Date and have not been terminated, rescinded or withdrawn as of such date. The execution, delivery and performance of the First Lien Financing Documents by Borrower and the other First Lien Loan Parties did not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (x) consents or approvals that have been obtained and that are still in full force and effect, and (y) consents or approvals the failure of which to obtain could not reasonably be expected to be (A) materially adverse to the business, operations, or financial condition of Borrower or (B) materially adverse to the interests of Lender.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Initial Credit Extension. The obligation of Lender to fund the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01 (provided the conditions in clauses (k), (n) and (p) shall be satisfied on or prior to the First Lien Escrow Release Date).

(a) Loan Documents. There shall have been delivered to Lender an executed counterpart of each of the Loan Documents.

(b) Corporate Documents. Lender shall have received:

(i) a certificate of an authorized officer of Manager, dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of Borrower certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of Borrower (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii) a certificate as to the good standing of Borrower as of a recent date, from the Secretary of State of the state of its organization (or other applicable Governmental Authority); and

(iii) a certificate or certificates as to the qualification of Borrower to do business in all other states (or applicable jurisdictions) where Borrower’s ownership or lease of property or the conduct of its business requires such qualification to the extent material to the business of Borrower.

(c) Searches. Lender shall have received UCC, tax lien, litigation, and intellectual property searches performed by the First Lien Administrative Agent or First Lien Collateral Agent, as applicable, the results of which are satisfactory to Lender.

(d) Officers’ Certificate. Lender shall have received a certificate, dated the Closing Date and signed by a Financial Officer of Manager, confirming that there has been no event or circumstance since December 31, 2012 which has resulted in, or which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(e) Financial Statements; Pro Forma Financials; Projections. Lender shall have received the financial statements and forecasts described in Section 3.04.

(f) Indebtedness. After giving effect to the transactions contemplated hereby, Borrower shall not have outstanding any Indebtedness other than (i) the Loan and Credit Extensions hereunder and (ii) Indebtedness permitted in Section 6.01 of this Agreement.

(g) Opinions of Counsel. Lender shall have received a favorable written opinion of (i) Davis Polk & Wardwell LLP, special counsel for Borrower, (ii) Richards, Layton & Finger P.A., counsel to the Borrower in Delaware and (iii) Lewis and Roca LLP, counsel to Borrower in Nevada, in each case (A) dated the Closing Date, (B) addressed to Lender and (C) in a form reasonably satisfactory to Lender.

(h) Solvency Certificate. Lender shall have received a solvency certificate in the form of Exhibit G, dated the Closing Date and signed by a Financial Officer of Manager.

(i) [Reserved].

(j) Fees. Lender and ADF shall have received on or prior to the Closing Date all fees and other amounts due and payable to Lender and ADF, respectively, on or prior to the Closing Date, as more fully described in the Letter of Intent, including, but not limited to the reasonable fees and expenses of Homeier & Law, P.C., counsel to Lender Manager and ADF.

(k) Intercreditor Agreements. Lender shall have received (i) from First Lien Collateral Agent an executed counterpart of the First Lien Intercreditor Agreement, and (ii) from the Qualified Additional Financing Agent of any Senior Qualified Additional Financing, an executed counterpart of a Qualified Additional Financing Intercreditor Agreement.

(l) Subordination Agreement. Lender shall have received an executed counterpart of the Subordination Agreement.

(m) Borrowing Request. Lender shall have received a fully executed Borrowing Request from Borrower reflecting a request for a Borrowing in an amount not less than $11,500,000, as required by Section 2.02.

(n) Construction Documents. Lender shall have received the following:

(i) copies of (A) General Construction Agreement; (B) Architectural Services Agreement; (C) DMA; and (D) Hotel Management Agreement; and

(ii) a plan and cost review report from the Construction Consultant.

(o) First Lien Proceeds. Lender shall have received evidence that the First Lien Escrow Agent has received the net loan proceeds of the First Lien Loan pursuant to the First Lien Escrow and Security Agreement.

(p) Insurance Conditions. The Insurance Conditions shall have been satisfied.

(q) Real Property Conditions. The Real Property Conditions shall have been satisfied.

(r) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects (except where already qualified as to materiality) on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date.

(s) USA Patriot Act. Lender shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by Lender in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) including the information described in Section 10.13.

(t) Absence of Material Disruption. There shall be an absence of any material disruption or general adverse developments in the financial or capital markets that reasonably could be expected to materially impair the ability of Lender to raise the capital necessary to make the Loan, as reasonably determined by Lender in its sole discretion.

(u) No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date.

(v) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain Lender from making the Loan to be made by it.

SECTION 4.02 Conditions to Each Borrowing. The obligation of Lender to fund each Borrowing shall be subject to following conditions precedent:

(a) With respect to each Borrowing, each of the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects (except where already qualified as to materiality) on and as of the date of the making of such Borrowing as if made on and as of the date of such Borrowing, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date;

(b) no Default or Event of Default shall have occurred and be continuing on the date of on such Borrowing or immediately after giving effect to such Borrowing; and

(c) Lender shall have received a fully executed Borrowing Request.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants and agrees with Lender that from and after the Closing Date and until the Commitments have been terminated and the principal of and interest on the Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless Lender shall otherwise consent in writing, Borrower will:

SECTION 5.01 Financial Statements, Reports, Etc. Furnish to Lender:

(a) Annual Reports. As soon as available, but in any event not later than 90 days after the end of each fiscal year (120 days in the case of the first fiscal year after the Closing Date), a copy of the audited consolidated balance sheets of Holdings and its consolidated Subsidiaries (including Borrower) as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception (other than any qualification for periods ending prior to the Opening Date that advises of the development stage nature of Holdings and its consolidated Subsidiaries (including Borrower)) or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or another independent certified public accountants of nationally recognized standing;

(b) Quarterly Reports. As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year, the unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries (including Borrower) as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments and the absence of footnotes);

all such financial statements delivered pursuant to this Section 5.01 shall be complete and correct in all material respects (in the case of financial statements delivered pursuant to subsection (b) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants or Responsible Officer referred to above, as the case may be, and disclosed therein). The requirements of Sections 5.01(a) and (b) may be satisfied through the delivery of a Form 10-K or Form 10-Q containing the consolidated financial statements of Holdings and its consolidated Subsidiaries (including Borrower) required under Sections 5.01(a) and (b), respectively (subject to, in the case of Section 5.01(a), delivery of the report required thereunder and, in the case of Section 5.01(b), delivery of the Responsible Officer certificate required thereunder); provided that any such reports that are provided to the First Lien Administrative Agent and not determined by the First Lien Administrative Agent to be unacceptable for the foregoing purposes shall be deemed to satisfy the requirements hereof; provided, further that to the extent the First Lien Administrative Agent requires additional materials or documents to satisfy the requirements hereof, Borrower shall deliver such additional materials or documents to Lender;

(c) Financial Officer’s Certificate. Concurrently with the delivery of any financial statements pursuant to Section 5.01(a) or (b), (i) a certificate of a Financial Officer of Manager stating that such Financial Officer has obtained no knowledge of the existence of any Default or Event of Default that is continuing except as specified in such certificate, and (ii) a Compliance Certificate;

(d) Narrative Discussion. Within 45 days after the end of each fiscal quarter of Borrower after the Opening Date (other than the fourth fiscal quarter of a Fiscal Year) and within 90 days after the end of the fourth fiscal quarter of each fiscal year after the Opening Date, a narrative discussion and analysis of the financial condition and results of operations of Borrower for such fiscal quarter and for the period from the beginning of the then current fiscal year (or if the then current fiscal year is the fiscal year in which the Opening Date has occurred, from the Opening Date) to the end of such fiscal quarter (provided that such discussion and analysis may be provided through delivery of a Form 10-K or Form 10-Q for Holdings covering such applicable period); provided that any such reports that are provided to the First Lien Administrative Agent and not determined by the First Lien Administrative Agent to be unacceptable for the foregoing purposes shall be deemed to satisfy the requirements hereof; provided, further that to the extent the First Lien Administrative Agent requires additional materials or documents to satisfy the requirements hereof, Borrower shall deliver such additional materials or documents to Lender;

(e) Budgets. Commencing with the Opening Date, no later than the Opening Date, and no later than 90 days after the beginning of each fiscal year thereafter, a detailed consolidated budget of the Borrower for such fiscal year (or portion thereof from the Opening Date through the end of such fiscal year), including a projected consolidated balance sheet of the Borrower as of the end of such fiscal year, and the related consolidated statements of income and of projected cash flow (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that, at the time made, such Projections are based on estimates and assumptions believed by the Responsible Officer to be reasonable at the time made; provided that any such reports that are provided to the First Lien Administrative Agent and not determined by the First Lien Administrative Agent to be unacceptable for the foregoing purposes shall be deemed to satisfy the requirements hereof; provided, further that to the extent the First Lien Administrative Agent requires additional materials or documents to satisfy the requirements hereof, Borrower shall deliver such additional materials or documents to Lender;

(f) Proceedings. Within 45 days after the end of the first three fiscal quarters of each fiscal year and within 90 days after the fourth fiscal quarter of each fiscal year (120 days in the case of the first fiscal year after the Closing Date), a schedule of all Proceedings involving an alleged liability of, or claims against, Borrower, equal to or greater than $5,000,000, and promptly after request by Lender, such other information as may be reasonably requested by Lender to enable Lender and its counsel to evaluate any of such Proceedings (to the extent delivery of such information will not violate any confidentiality obligations binding upon Borrower or constitute a waiver of attorney client privilege and in any event excluding any information concerning Proceedings relating to workers’ compensation claims);

(g) Insurance. Within 90 days after the end of each fiscal year commencing after the Opening Date, a certificate certifying that the insurance requirements of Section 5.04 have been implemented and are being complied with in all material respects (or if such requirements are not being met, an explanation as to why such requirements are not being met);

(h) Governmental Filings and Notices. Promptly upon request by Lender, copies of any other material reports or documents that were filed by Borrower with any Governmental Authority and copies of any and all material notices and other material communications from any Governmental Authority with respect to Borrower; and

(i) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Borrower, as Lender may reasonably request (to the extent delivery of such information will not violate any confidentiality obligations binding upon Borrower or constitute a waiver of attorney client privilege).

SECTION 5.02 Litigation and Other Notices. Furnish to Lender written notice of the following promptly (and, in any event, within three Business Days of the occurrence or obtaining knowledge thereof):

(a) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Borrower, or any property of Borrower (collectively, “Proceedings”) not previously disclosed in writing by Borrower to Lender that would reasonably be expected to result in a Material Adverse Effect, or any material development in any such Proceeding, in each case together with such other information as may be reasonably available to Borrower to enable Lender and its counsel to evaluate such matters (to the extent delivery of such information will not violate any confidentiality obligations binding upon Lender or constitute a waiver of attorney client privilege and in any event excluding any information concerning Proceedings relating to workers’ compensation claims);

(b) copies of all notices provided to Borrower pursuant to any documents evidencing Material Indebtedness relating to material defaults and promptly upon execution and delivery thereof, copies of all amendments to any of the documents evidencing Material Indebtedness;

(c) the institution of any special or other assessments (other than ad valorem taxes) for public improvements or otherwise affecting any Real Estate, or any contemplated improvements to such Real Estate that would reasonably result in such special or other assessments;

(d) the occurrence of any Default or Event of Default;

(e) the occurrence, or any Responsible Officer of Borrower obtaining knowledge of a forthcoming occurrence, of any ERISA Event and in any event within 10 days after any Responsible Officer of Borrower knows of such ERISA Event, a written notice specifying the nature thereof, what actions Borrower or ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(f) at the request of Lender following the occurrence of any Event of Default, a complete and accurate list of the names and addresses of each Subcontractor; and

(g) any other developments or events that, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to clauses (a) and (g) of this Section 5.02 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

SECTION 5.03 Existence; Businesses and Properties.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence and with respect to each Subsidiary of the Borrower, in each case remain a Wholly Owned Subsidiary of Borrower and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.05 or Section 6.06 and except, in the case of subsection (ii) above, to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Keep all property and systems material to the operation of the business of Borrower in good working order and condition, ordinary wear and tear, accidents and force majeure and, casualty and condemnation events, excepted.

(c) Maintain, as of a particular date, all rights of way, easements, grants, privileges, licenses (including, without limitation, Casino Licenses and Liquor Licenses), certificates, and Permits necessary for the intended use by Borrower or any First Lien Loan Party of any Real Property at such date, except any such item the loss of which, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or interfere with the Project or Project Site.

(d) With respect to the Mortgaged Property, comply with the terms of each lease or other grant of interests in real property, including easement grants, so as to not permit any material uncured default on its part to exist thereunder, except, in each case, where noncompliance therewith would not reasonably be expected to materially and adversely affect or interfere with the Project or Project Site.

SECTION 5.04 Insurance.

(a) Generally. At all times maintain in full force and effect the insurance policies and programs listed on Schedule 5.04(a), which policies and programs may be modified or cancelled from time to time if, (i) and only to the extent that, such policies and programs are not then available on commercially reasonable terms and (ii) the resulting coverage is, at the time of the modification or cancellation, customary for companies engaged in the same or similar business, which are similarly situated, and which have obtained or are then obtaining insurance coverage under similar conditions as those then currently applicable to Borrower. In the event that, in accordance with the preceding sentence, Borrower is, at any time or from time to time, permitted to deviate from the insurance policies and pro-grams described in Schedule 5.04(a) and, thereafter, any such policy or program as set forth in Schedule 5.04(a) becomes available on commercially reasonable terms, Borrower shall promptly procure coverage satisfying the requirement for such policy or program.

(b) Notice to Lender. Deliver to Lender, (i) promptly upon request of Lender from time to time, information as to the insurance carried, (ii) promptly following receipt thereof, from any insurer, a copy of any notice of cancellation, non-renewal or material change in coverage from that existing on the Closing Date, unless such coverage is replaced prior to the cancellation or non-renewal thereof in accordance with Section 5.04(a), (iii) forthwith, notice of any cancellation, non-renewal or material change in coverage received by Borrower, unless such insurance is replaced prior to the cancellation or non-renewal thereof in accordance with Schedule 5.04(a) and (iv) promptly after such information is available to Borrower, information as to any claim for an amount in excess of $5,000,000 with respect to any property or casualty insurance policy maintained by Borrower.

(c) If any portion of the Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to Lender evidence of such compliance in form and substance reasonably acceptable to Lender.

SECTION 5.05 Obligations.

(a) Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Taxes imposed upon it or its properties, and all lawful claims for labor, material and supplies which, if unpaid might give rise to a Lien upon such properties, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings in accordance with applicable Law and adequate reserves in accordance with GAAP with respect thereto have been provided on the books of the relevant First Lien Loan Party or (ii) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Filing of Returns. Borrower shall timely file, or cause to be filed, all material Tax Returns that are required to be filed by it in any jurisdiction.

SECTION 5.06 Employee Benefits. Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to Lender (x) as soon as possible after, and in any event within 10 business days after any Responsible Officer of Borrower knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event, would reasonably be expected to result in liability of Borrower or any of their ERISA Affiliates in an aggregate amount that would reasonably be expected to have a Material Adverse Effect or the imposition of a Lien on any of the property of Borrower, a statement of a Responsible Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that Borrower proposes to take with respect thereto; (y) upon the reasonable request by Lender, copies of (i) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan (as such term is defined in Section 3(3) of ERISA)

sponsored or contributed to by Borrower) as Lender shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that Borrower or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that Borrower or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if Borrower or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Borrower or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a) Keep in all material respects records and books of account in accordance with GAAP. Subject to any Gaming Laws restricting or modifying such actions, Borrower will permit representatives of Lender, at Lender’s expense (unless an Event of Default is continuing, in which case at Borrower’s expense), to visit and inspect any of its properties and examine any of its financial books and records at any reasonable time and upon reasonable prior notice, and as often as may reasonably be desired and during normal business hours, to discuss the business, operations, properties and financial and other condition of Borrower with officers of Borrower and with their respective independent certified public accountants (provided that a Responsible Officer may be present for any such discussions with independent certified public accountants if the Borrower so chooses); provided that, notwithstanding the foregoing, (x) such inspection rights shall be subject to confidentiality restrictions binding on Borrower and its Subsidiaries, and shall not encompass materials subject to attorney client privilege and (y) unless an Event of Default has occurred and is continuing, Lender may visit and inspect Borrower’s and its Subsidiaries’ offices and books and records not more than two times per fiscal year of Borrower.

(b) Within 45 days after the end of each fiscal quarter and 90 days after the fourth fiscal quarter of each fiscal year (120 days in the case of the first fiscal year after the Closing Date) commencing after the Closing Date, at the request of Lender, hold a meeting or conference call (at a mutually agreeable time and, to the extent applicable, location and venue, the costs of such venue or call to be paid by Borrower), with Lender, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrower and the budgets presented for the current fiscal year of Borrower.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loan only for the purposes set forth in Section 3.12.

SECTION 5.09 Compliance with Environmental Laws; Permits.

(a) Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect, comply with, and use commercially reasonable efforts to require compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain, maintain and comply with, and use commercially reasonable efforts to require that all tenants and subtenants obtain, maintain and comply with any and all Environmental Permits.

(b) Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, in each case to the extent required under Environmental Laws in connection with any Real Property owned in fee by the Borrower (including, as necessary under Environmental Law, asbestos surveys and abatement and/or groundwater investigation and remediation), and comply as required with all Environmental Laws governing any Real Property owned in fee by the Borrower or the improvements thereon.

(c) Lender may (but shall not be required to) at Borrower’s expense, at any time that Lender has a reasonable basis to believe that (i) a Release of Hazardous Materials has occurred at, on or under any Real Property owned in fee by the Borrower or (ii) there has been a violation of Environmental Law in connection with any Real Property owned in fee by the Borrower that, in each case, would reasonably be expected to have a Material Adverse Effect, (A) retain an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for the First Lien Loan Parties or any of them, (B) conduct its own investigation of such Real Property owned in fee by the Borrower in respect of such Release (if any) or (C) conduct a further Phase I investigation, asbestos survey, or other environmental assessment of such Real Property owned in fee by the Borrower. For purposes of conducting such a review and/or investigation, Lender and its agents, employees, consultants and contractors shall have the right, upon reasonable prior notice, to enter into or onto such Real Property and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos containing materials) as are reasonably necessary to conduct such further Phase I investigation, asbestos survey or other environmental assessment, or investigate such recommendations as may be set forth in such subsequent Phase I, asbestos survey or other environmental assessment report. Notwithstanding the foregoing, absent an Event of Default in connection with or related to Environmental Law that is continuing, Lender shall first afford the Borrower a reasonable opportunity to conduct its own review and/or investigation instead, and in all cases shall give reasonable prior notice and reasonably cooperate with the Borrower concerning such review and/or investigation. Lender shall share the results of such investigation with Borrower and shall provide copies of associated reports to Borrower and provide Borrower with the reasonable opportunity to participate in any sampling investigation, including the right to take split or other verification samples. Any such investigation shall be conducted, unless otherwise agreed to in writing by Borrower and Lender, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at such Real Property or the Project or cause any damage or loss to any property at such Real Property or the Project. Any report of any investigation conducted at the request of Lender pursuant to this Section 5.09 will be obtained and shall be used by Lender solely for the purposes of Lender’s internal credit decisions, to monitor and police the Loan and to protect Lender’s security interests, if any, created by the Loan Documents, and except as may be required by applicable law and subject to any independent legal obligations of the independent professional consultant, Lender shall not confer with, make filings to or otherwise correspond with any Governmental Authority with respect to or relating to such sampling or investigation without the reasonable consent of, or participation by, Borrower; provided, however, should any such investigation conducted at the request of Lender confirm a Release of Hazardous Materials at, on, under or from any Real Property owned in fee by the Borrower, Borrower shall, at Borrower’s sole cost and expense without prejudice to Borrower’s right to assert any claims against any Governmental Authority or other Person, if and to the extent required under Environmental Law, undertake to remediate such Release and shall otherwise comply with any Environmental Law with respect to such Release. Notwithstanding the foregoing, Lender shall not be able to exercise any of its rights in respect of this Section 5.09(c) for so long as any First Lien Financing remains outstanding.

(d) Upon request, deliver or make available to Lender (i) as soon as reasonably practicable following receipt thereof, copies in Borrower’s possession or control of all non-privileged portions of environmental audits, investigations, analyses and reports not previously made available to Lender, whether prepared by personnel of Borrower or by independent consultants, Governmental Authorities or any other Persons, with respect to the Real Property or with respect to any Environmental Claims, (ii) reasonably promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any Environmental

Laws that would reasonably be expected to result in a Material Adverse Effect and (B) any remedial action taken by any Person in response to (1) any Release of Hazardous Materials which would reasonably be expected to result in a Material Adverse Effect, or (2) any Environmental Claims against Borrower that would reasonably be expected to result in a Material Adverse Effect, (iii) as soon as practicable following the sending or receipt thereof by Borrower, a copy of any and all material written communications with any third parties with respect to (A) any Environmental Claims that would reasonably be expected to result in a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect, and (C) any request for information from any Governmental Authority stating that such Governmental Authority is investigating whether Borrower may be potentially responsible under CERCLA or any analogous Environmental Law or may otherwise have liability under any Environmental Law that would reasonably be expected to result in a Material Adverse Effect and (iv) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Lender regarding any matters disclosed pursuant to this Section 5.09(d) or otherwise affecting the Mortgaged Property under any Environmental Law that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 [Reserved].

SECTION 5.11 Security Interests; Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Lender may deem necessary or desirable for the continued validity, perfection and priority of the Lien of Lender on the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof which do not constitute Excluded Real Property or other property with respect to which the Loan Documents do not require Lender to have a security interest) pursuant hereto or thereto; provided that, for the avoidance of doubt, Lender acknowledges that its priority with respect to the Collateral may be subordinated with respect to Indebtedness permitted under this Agreement that is secured by a Lien on the Mortgaged Property that is senior to the Lien of Lender on the Mortgaged Property (including Indebtedness under the First Lien Financing and any Senior Qualified Additional Financing) (and Lender agrees to execute additional documents as necessary to reflect this priority of Liens in accordance with this Agreement). Upon the exercise by Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority following the occurrence and during the continuance of an Event of Default, Borrower shall execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Lender may be required to obtain from Borrower for such governmental consent, approval, recording, qualification or authorization. In the event that a Lien not otherwise permitted under this Agreement shall encumber the Mortgaged Property, any other item of Collateral or any portion thereof (or a mechanic’s or materialmen’s claim of lien shall be filed or otherwise asserted against the Mortgaged Property, any other item of Collateral or any portion thereof), Borrower shall promptly discharge or cause to be discharged by payment to the lienor or lien claimant or promptly secure removal by bonding or deposit with the county clerk or otherwise or, at Lender’s option, and if obtainable promptly obtain title insurance against, any such Lien or mechanics’ or materialmen’s claims of lien filed or otherwise asserted against the Mortgaged Property or such other item of Collateral or any portion thereof within 30 days after the date of notice thereof (which period Lender may extend in its sole discretion so long as Borrower is diligently pursuing such actions); provided, that the provisions of this Section 5.11 (and compliance therewith) shall not be deemed to constitute a waiver of any of the provisions of Section 6.02. Borrower shall fully preserve the Lien and the priority (subject to Permitted Liens) of the SLS Las Vegas Mortgage without cost or expense to Lender. If Borrower fails to promptly discharge, remove or bond off any Lien on the Collateral which is not a Permitted Lien and which is not being contested by Borrower in good faith by appropriate proceedings promptly instituted and diligently conducted, within 60 days after the receipt of notice thereof from Lender, then Lender may, but shall not be required to, procure the release and discharge of such Lien, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or lien claimant or post any bond or furnish any security or indemnity as Lender, in its sole discretion, may elect. In settling, compromising or arranging for the discharge of any Liens or claims of Liens under this Section 5.11, Lender shall not be required to establish or confirm the validity or amount of the Lien or the claim. Borrower agrees that all costs and expenses reasonably expended or otherwise incurred pursuant to this Section 5.11 (including reasonable attorneys’ fees and disbursements) by Lender shall constitute Obligations and shall be paid by Borrower in accordance with the terms hereof. For the avoidance of doubt, in the event of a conflict between this Agreement and the Disbursement Agreement with respect to the terms of this Section 5.11, the terms of the Disbursement Agreement shall control.

SECTION 5.12 Information Regarding Collateral. Not effect any change (i) in Borrower’s legal name, (ii) in the location of any Borrower’s chief executive office, (iii) in Borrower’s identity or organizational structure, (iv) in Borrower’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in Borrower’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given Lender prior written notice of its intention so to do, clearly describing such change and providing such other information in connection therewith as Lender may reasonably request and (B) it shall have taken all action reasonably satisfactory to Lender to maintain the perfection and priority of the security interest of Lender in the Collateral, if applicable. Borrower agrees to promptly provide Lender with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

SECTION 5.13 Compliance with Laws, Project Documents, etc.; Permits.

(a) Comply with all Requirements of Law, noncompliance with which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and comply in all material respects with its Organizational Documents.

(b) Comply, duly and promptly, in all respects with its respective obligations and enforce all of its respective rights under all Project Documents, except where the failure to so comply or enforce its rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) From time to time obtain, maintain, retain, observe, keep in full force and effect and comply with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable Requirements of Law, except to the extent the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.14 EB-5 Immigrant Investor Program Compliance.

(a) Adhere in all material respects to that certain Business Plan dated June 19, 2012; provided, however, that any adjustments to such Business Plan that would have the effect of reducing the number of qualifying jobs under the EB-5 Immigrant Investor Program by more than 15% shall require the consent of Lender.

(b) As soon as available, but in any event not later than 60 days after the end of each fiscal year, deliver reports regarding job creating information, together with supporting documentation regarding such information, and any other information Lender may require in its sole and reasonable discretion to determine compliance with the EB-5 Immigrant Investor Program;

(c) Within twenty-one months of the date any Investing Member has received conditional resident status in respect of its $500,000 investment in Lender, create a minimum of ten (10) qualifying jobs under the EB-5 Immigrant Investor Program attributable to such Investing Members $500,000 investment in the Project; and

(d) Comply with such other requirements as Lender may reasonably require in its reasonable discretion after due inquiry to ensure compliance with the EB-5 Immigrant Investor Program.

SECTION 5.15 [Intentionally Omitted].

SECTION 5.16 In Balance Test.

(a) On the First Lien Escrow Release Date, and monthly thereafter through the Substantial Completion Date, Borrower shall deliver to Lender:

(i) the In-Balance Projections prepared for the In-Balance Test for the Project, which shall be accompanied by an Officers’ Certificate stating that such In-Balance Projections are based on estimates, information and assumptions that are reasonable at the time;

(ii) an In-Balance Test Certificate demonstrating its satisfaction of the In-Balance Test, with such supporting detail for the calculations set forth in such In-Balance Test Certificate as Lender, First Lien Administrative Agent, or the Construction Consultant shall reasonably request; and

(iii) such other information as Lender, First Lien Administrative Agent or the Construction Consultant shall reasonably request in connection with the In-Balance Test.

(b) The Project shall be deemed to satisfy the In-Balance Test if, as of such date, the Available Funds equal or exceed the aggregate Remaining Costs for the Project.

ARTICLE VI

NEGATIVE COVENANTS

Borrower covenants and agrees with Lender that, from and after the Closing Date and until the Commitments have been terminated and the principal of and interest on the Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless Lender shall otherwise consent in writing, Borrower will not:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) [Reserved];

(c) Indebtedness outstanding on the date hereof and listed on Schedule 6.01(c) and Permitted Refinancings thereof;

(d) [Reserved];

(e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations and Attributable Indebtedness in respect of Sale and Leaseback Transactions and Permitted Refinancings thereof in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(f) Indebtedness in respect of one or more revolving credit facilities in an aggregate principal amount not to exceed $22,500,000; provided that such Indebtedness shall not be incurred prior to the date that, at the time of incurrence and based on the Project Schedule then in effect, is reasonably expected to be six months or more prior to the Opening Date;

(g) Indebtedness of Borrower in respect of performance bonds, municipal bonds, guaranties, commercial or standby letters of credit, bankers’ acceptances, surety bonds or similar instruments issued by a Person other than Borrower for the benefit of a trade creditor of Borrower or in respect of obligations (other than obligations constituting Indebtedness for borrowed money) of Borrower incurred in the ordinary course of business, in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided that in the event that Borrower enters into the revolving credit facility permitted under Section 6.01(f), such amount shall be reduced to $5,000,000;

(h) To the extent constituting Indebtedness of Borrower, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and in connection with the development of the Project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Indebtedness for borrowed money);

(i) Contingent Obligations of Borrower with respect to Indebtedness of Borrower permitted under this Section 6.01;

(j) Indebtedness consisting of endorsements of instruments for deposit in the ordinary course of business;

(k) to the extent constituting Indebtedness, agreements for the deferred payment of premiums or to finance the deferred payment of premiums owing by Borrower under any insurance policies entered into in the ordinary course of business in connection with a Permitted Business;

(l) Indebtedness under Hedging Agreements with respect to interest rates not entered into for speculative purposes; provided that such Hedging Agreements (i) relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreements relate;

(m) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of its incurrence;

(n) Indebtedness arising from agreements of the Borrower providing for indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary;

(o) the guarantee by the Borrower of Indebtedness of a Restricted Subsidiary that was permitted to be incurred by a provision of Section 6.01 in the First Lien Financing Agreement;

(p) additional Indebtedness of Borrower in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and

(q) subject to clause (y) in the proviso below, Indebtedness of Borrower incurred pursuant to the First Lien Financing and other Qualified Additional Financings and Permitted Refinancings thereof;

provided that notwithstanding anything to the contrary in clauses (a) through (q) of this Section 6.01, (x) to the extent that any lender (or agent for lenders) possessing a Lien on the SLS Las Vegas that is senior to the SLS Las Vegas Mortgage, but only to the extent such lender or agent is an Institutional Lender, waives any default, or consents to any actions of Borrower that would cause a default, with respect to the substantively similar and corresponding sections of such senior secured financing agreements to clauses (e), (f), (g) and (p), Lender shall be deemed to have waived such default, or consented to such actions of Borrower, and (y) Borrower shall not incur, create, or assume, directly or indirectly, such Indebtedness if the incurrence of such Indebtedness (including a Permitted Refinancing of such Indebtedness) would result in Total Indebtedness Secured by All SLS Las Vegas Mortgages being in excess of the greater of (1) the outstanding amount of Total Indebtedness Secured by All SLS Las Vegas Mortgages immediately prior to the incurrence of such Indebtedness, and (2) 75% of the greater of (I) the cost of the Project and (II) the appraised fair market value of the Project.

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) Liens for Taxes not yet due and payable or due and payable but not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to such Taxes being contested are maintained on the books of the applicable First Lien Loan Party, to the extent required by GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’ repairmen’s, landlord’s or other similar Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings (in any event, so long as no foreclosure proceedings have been commenced with respect thereto or if commenced, such proceedings are stayed during the pendency of such contest); provided, that (i) adequate reserves with respect to such obligations contested in good faith are maintained on the books of the applicable First Lien Loan Party, to the extent required by GAAP and (ii) at any time prior to the Final Completion Date, the amount of Borrower’s likely liability under each such Lien or claim (as determined by the applicable First Lien Loan Party in good faith) is reserved through an allocation in the applicable Disbursement Agent Accounts;

(c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions and social security benefits or other similar benefits (or to secure letters of credit issued for such purposes), so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto;

(d) Liens incurred on deposits made or cash collateral provided (including in respect of deposits made in the form of letters of credit) to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds, indemnities, release bonds, fee and expense arrangements with trustees and fiscal agents and other obligations of a like or similar nature incurred in the ordinary course of business;

(e) easements, covenants, rights-of-way, restrictions, subdivisions, encroachments and other similar encumbrances and other minor defects and irregularities in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the Real Property taken as a whole or materially interfere with the development, construction\ or operation of the Project on the Project Site, including, without limitation, Permitted Encumbrances;

(f) Liens in existence on the date hereof listed on Schedule 6.02(f) after giving effect to the transactions contemplated hereby; provided, that no such Lien is spread to cover any additional property (other than proceeds of the sale or other disposition thereof and property appurtenant thereto or improvements thereof) after the Closing Date and that the amount of Indebtedness secured thereby is not increased; and provided further that no such Lien (i) shall materially interfere with the development, construction or operation of the Project on the Project Site, or (ii) result in a Material Adverse Effect or a foreclosure on any part of the Mortgaged Property;

(g) Liens created pursuant to the SLS Las Vegas Mortgage or otherwise securing the Obligations;

(h) leases and subleases, in each case permitted under Section 6.06, and any leasehold mortgage granted by a lessee or sublessee in favor of any party financing the lessee or sublessee under any such lease or sublease; provided, that (i) Borrower is not liable for the payment of any principal of, or interest, premiums or fees on, such financing and (ii) such leasehold mortgage does not affect or encumber fee title to the property subject to the lease (other than as a result of the encumbrance of such leasehold interest);

(i) licenses of patents, trademarks, copyrights and other Intellectual Property rights granted by Borrower in the ordinary course of business and, in the aggregate, not interfering in any material respect with the ability of Borrower to operate the Project in the ordinary course and licenses permitted under Section 6.06(h);

(j) Liens securing Indebtedness permitted under Section 6.01(q) and ranking junior, equal, or senior, in priority, to the Liens securing the Loan (and Lender agrees to execute and deliver for recordation such agreements or such instruments as may be required to reflect the subordination of the Liens securing the Loan to any such senior Liens, if any, securing indebtedness including the First Lien Financing Agreement and any Senior Qualified Additional Financing agreement); provided, however, that the Liens securing Indebtedness pursuant to any Senior Qualified Additional Financing shall be subject to the Qualified Additional Financing Intercreditor Agreement;

(k) Liens in respect of an agreement to effect an Asset Sale, to the extent such Lien extends only to the property to be disposed of and such Asset Sale is permitted by Section 6.05 or 6.06;

(l) Liens arising out of judgments, attachments or awards not resulting in a Default or Event of Default under Section 8.01(i);

(m) Liens created pursuant to the First Lien Financing Documents or otherwise securing the First Lien Obligations (including Liens created thereunder securing Hedging Agreements entered into with any counterparty that is a First Lien Secured Party);

(n) Liens arising from the filing of precautionary UCC financing statements relating solely to operating leases permitted by this Agreement;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property;

(q) Liens securing Indebtedness permitted under Section 6.01(e); provided that (i) such Liens either exist on the date hereof or are created in connection with the acquisition, design, installation, construction, repair or improvement of property financed by such Indebtedness or are created in connection with a refinancing of Indebtedness incurred under Section 6.01(e) and (ii) such Liens do not at any time encumber any property other than the property (and proceeds of the sale or other disposition thereof and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto) financed by such Indebtedness;

(r) Liens in respect of customary rights of set off, revocation, refund or charge-back or similar rights under deposit, disbursement or concentration account agreements or under the UCC or arising by operation of law, of banks or other financial institutions where Borrower maintains deposit, disbursement or concentration accounts in the ordinary course of a Permitted Business;

(s) Liens on cash or cash equivalents deposited with, or held for the account of, Borrower securing reimbursement obligations under performance bonds, municipal bonds, guaranties, commercial or standby letters of credit, bankers’ acceptances, surety bonds or similar instruments permitted under Section 6.01(g), granted in favor of the issuers of such performance bonds, guaranties, commercial letters of credit, bankers’ acceptances, surety bonds or similar instruments, so long as (i) such cash or cash equivalents are segregated from Borrower’s general cash accounts so that such Liens attach only to such cash and cash equivalents and (ii) the amount of cash and/or cash equivalents secured by such Liens does not exceed 110% of the amount of the obligations secured thereby (ignoring any interest earned or paid on such cash and any dividends or distributions or other amounts declared or paid in respect of such cash equivalents);

(t) Liens of sellers of goods to Borrower arising under Section 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(u) Liens securing Indebtedness permitted under Section 6.01(k), so long as such Liens attach only to the insurance policies with respect to which such Indebtedness is incurred, the proceeds thereof, or deposits made as security for the obligations thereunder;

(v) Liens securing Indebtedness permitted under Section 6.01(f), which may be secured equally and ratably with the First Lien Obligations on a “first-out” or “super-priority” basis pursuant to an intercreditor agreement on terms prevailing on the date thereof for similar intercreditor agreements, as reasonably determined by First Lien Administrative Agent;

(w) Asset Sales described in Sections 6.06(g) and 6.06(l);

(x) [Reserved];

(y) From and after the lease or sublease of any interest pursuant to Section 6.06(f), (m) or (n), any reciprocal easement agreement entered into between a First Lien Loan Party and the holder of such interest;

(z) (i) the Master Lease Easements and the Entertainment Venue Easements in connection with the transactions contemplated under Sections 6.06 (m) and (n) and (ii) any other easements, covenants or rights of way which are not material in nature and granted to tenants in connection with the leases contemplated under Section 6.06(f); and

(aa) additional Liens incurred by a First Lien Loan Party so long as the obligations secured by such Liens do not exceed $10,000,000 in the aggregate at any time; provided, however, to the extent that any lender (or agent for lenders) possessing a Lien on the SLS Las Vegas that is senior to the SLS Las Vegas Mortgage, but only to the extent such lender or agent is an Institutional Lender, waives any default, or consents to any actions of Borrower that would cause a default, with respect to the substantively similar and corresponding sections of such senior secured financing agreements to this clause (aa), Lender shall be deemed to have waived such default, or consented to such actions of Borrower.

SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06, (ii) the Attributable Indebtedness is permitted by Section 6.01 and (iii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other securities of, or any other equity interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) extensions of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the Project’s casino operation consistent with ordinary course gaming operations and applicable Gaming Laws);

(b) Investments in Cash Equivalents;

(c) [Intentionally Omitted];

(d) loans and advances to employees of any First Lien Loan Party in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $250,000 at any one time outstanding; provided, however, that to the extent any lender (or agent for lenders) possessing a Lien on the SLS Las Vegas that is senior to the SLS Las Vegas Mortgage, but only to the extent such lender or agent is an Institutional Lender, waives any default, or consents to any actions of Borrower that would cause a default, with respect to the substantively similar and corresponding sections of such senior secured financing agreements to this clause (d), Lender shall be deemed to have waived such default, or consented to such actions of Borrower;

(e) Investments by Borrower in any First Lien Loan Party;

(f) Investments received in settlement of debt as liabilities owed to any First Lien Loan Party or in satisfaction of judgments;

(g) to the extent constituting Investments, (i) Borrower may consummate a transaction permitted pursuant to Section 6.05, (ii) Borrower may engage in Asset Sales permitted pursuant to Section 6.06 (including receipt of consideration constituting Investments), (iii) Borrower may make Dividends permitted pursuant to Section 6.07 and (iv) Borrower may take actions permitted pursuant to Section 6.08;

(h) Investments consisting of pledges or deposits made in the ordinary course of business, including the investment of such sums as provided in Sections 6.02(d), (r) and (s);

(i) Investments consisting of debt securities and other non-cash consideration received as consideration for an Asset Sale permitted by Section 6.06;

(j) prepaid expenses and similar items in the ordinary course of business pursuant to transactions not otherwise prohibited hereunder;

(k) in addition to Investments otherwise expressly permitted by this Section 6.04, so long as no Default or Event of Default shall have occurred and be continuing at the time such Investments are made or would result therefrom, Investments by Borrower in an aggregate amount not to exceed $5,000,000 at any time outstanding; provided, however, that to the extent to the extent that any lender (or agent for lenders) possessing a Lien on the SLS Las Vegas that is senior to the SLS Las Vegas Mortgage, but only to the extent such lender or agent is an Institutional Lender, waives any default, or consents to any actions of Borrower that would cause a default, with respect to the substantively similar and corresponding sections of such senior secured financing agreements to this clause (k), Lender shall be deemed to have waived such default, or consented to such actions of Borrower;

(l) Investments in Unrestricted Subsidiaries and joint ventures established to develop or operate restaurants, night clubs, hotel space, entertainment venues, retail space or other activities within the Project not to exceed $10,000,000 at any time outstanding, which Investments may be made pursuant to (or in lieu of) dispositions in the manner contemplated under Section 6.06(n) or received in consideration for dispositions under Section 6.06(n); and

(m) Investments in an amount equal to any Net Cash Proceeds received by Borrower after the Closing Date from capital contributions or issuances of Equity Interests Qualified Capital Stock.

The amount of any Investment shall be the initial cost thereof (or, in the case of Investments under clause (k) (in a form other than cash or Cash Equivalents), based on the fair market value of the assets contributed on the date of such contributions), minus all payments received from time to time with respect to such Investment, whether constituting dividends, distributions, sale proceeds, interest, principal or otherwise; and in the case of an Investment which is a Contingent Obligation, the amount thereof shall be determined as provided in the definition of Contingent Obligation and shall be reduced as the underlying obligation is reduced.

SECTION 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a) any First Lien Loan Party (other than Holdings) may be merged or consolidated with or into Borrower; provided, that Borrower shall be the continuing or surviving entity; and

(b) Borrower may dispose of any of its property in accordance with Section 6.06.

SECTION 6.06 Asset Sales. Effect any Asset Sale, except that the following shall be permitted:

(a) the disposition for fair market value of obsolete, surplus or worn out property or property no longer useful or necessary in the business of Borrower;

(b) the disposition of cash or Cash Equivalents (in each case in transactions not prohibited hereunder), Investments permitted pursuant to Section 6.04, inventory in the ordinary course of business, and receivables (in connection with the collection thereof and otherwise as customary in businesses of the type conducted by Borrower);

(c) dispositions permitted by Section 6.05 or Section 6.07;

(d) the sale or issuance of Borrower’s Equity Interests (other than Disqualified Capital Stock) to its direct parent or to any First Lien Loan Party;

(e) dispositions of property having a fair market value not in excess of $2,500,000 in the aggregate in any fiscal year; provided, that (i) the consideration received for such property shall be in an amount at least equal to the fair market value thereof (determined as of the time of execution of a binding agreement with respect to such dispositions); and (ii) the consideration received therefor shall be at least 75% in cash or Cash Equivalents; provided that for purposes of this clause (ii), each of the following shall be deemed to be cash: (A) any liabilities (as shown the most recent balance sheet of Borrower and its consolidated Subsidiaries provided hereunder or in the footnotes thereto) of the Borrower, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which Borrower shall have been validly released and (B) any securities or instruments received by the Borrower from such transferee that are converted by the Borrower into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition; provided, however, that to the extent to the extent that any lender (or agent for lenders) possessing a Lien on the SLS Las Vegas that is senior to the SLS Las Vegas Mortgage, but only to the extent such lender or agent is an Institutional Lender, waives any default, or consents to any actions of Borrower that would cause a default, with respect to the substantively similar and corresponding sections of such senior secured financing agreements to this clause (e), Lender shall be deemed to have waived such default, or consented to such actions of Borrower;

(f) subject to the last paragraph of this Section 6.06, the Borrower may enter into any leases or subleases with respect to any of its Real Property (including in order to minimize unrelated business taxable income to indirect members in Borrower);

(g) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of the Project; provided, that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the use or operations (or intended use or operations) of, the Project;

(h) Borrower may (i) license trademarks, trade names, copyrights, patents and other Intellectual Property in the ordinary course of business, provided that such licensing, individually or in the aggregate, does not interfere in any material respect with the ordinary conduct of the business of Borrower and (ii) abandon any trademarks, trade names, copyrights, patents or other Intellectual Property no longer necessary in the business of Borrower;

(i) the incurrence of Liens permitted under Section 6.02; provided, that any leases (whether or not constituting Permitted Liens) shall be permitted only to the extent provided in subsection (f) above and the last paragraph of this Section 6.06;

(j) Asset Sales in connection with or as a result of any Casualty Event; provided, that Borrower otherwise complies with Sections 2.10 and 2.17, as applicable, of the First Lien Financing Agreement;

(k) [Reserved];

(l) the granting of easements, rights of way and rights of access to Governmental Authorities, utility providers, cable or other communication providers and other parties providing services or benefits to the Project, the Real Property held by Borrower or the public at large that (i) do not in any case materially detract from the value of the Real Property, taken as a whole, and (ii) would not reasonably be expected to interfere in any material respect with the construction, development or operation of the Project or the Real Property;

(m) Borrower may (i) enter into a master lease with respect to any portion of the Project with a person who shall from time to time directly or indirectly lease or sublease such property to persons who, either directly or through Affiliates of such persons, shall operate or manage all or some of the food and beverage or retail venues within the Project, including without limitation restaurants, night clubs and bars, or recreation venues within the Project, and (ii) grant related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting the tenants of such lease and subleases generally (collectively, “Master Lease Easements,” and together with any such master lease, are referred to collectively as “Master Lease Documents” and individually as a “Master Lease Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Master Lease Document is entered into or would occur as a result of entering into such Master Lease Document or sublease permitted pursuant thereto, (B) Borrower shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, and (C) no Master Lease Document or operations conducted pursuant thereto would be reasonably expected to materially interfere with, or materially impair or detract from, the operation of the Project; provided, further that (x) Lender shall provide the master lessee tenant under any Master Lease Document and any tenants under any sublease entered into pursuant to such Master Lease Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit H hereto or in such other form as is reasonably satisfactory to Lender and Borrower, and (y) unless Lender shall otherwise waive such requirement, with respect to any such lease or sublease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between First Lien Loan Parties), Borrower shall enter into, and cause the tenant under any such Master Lease Document to enter into, such subordination, non-disturbance and attornment agreement;

(n) lease or sublease of, any portion of the Project to persons who, either directly or through Affiliates of such persons, intend to operate or manage a night club, bar, restaurant, recreation, spa, pool, exercise or gym facility, or entertainment or retail venues within the Project and (ii) grant related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, the “Entertainment Venue Easements,” and together with any such lease or sublease, are referred to collectively as the “Entertainment Venue Documents” and individually as an “Entertainment Venue Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such

Entertainment Venue Document is entered into or would occur as a result of entering into such Entertainment Venue Document, (B) Borrower shall be required to maintain control (which may be through required contractual standards to be determined by Borrower in its sole but reasonable discretion) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space and (C) no Entertainment Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project; provided further that (x) upon request by Borrower, Lender shall provide the tenant under any Entertainment Venue Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit H hereto or in such other form as is reasonably satisfactory to Lender and Borrower, and (y) unless Lender shall otherwise waive such requirement, with respect to any such Entertainment Venue Document having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between First Lien Loan Parties), Borrower shall enter into, and cause the tenant under any such Entertainment Venue Document to enter into, such subordination, non-disturbance and attornment agreement; and

(o) Investments permitted under Section 6.04.

Notwithstanding the foregoing provisions of this Section 6.06, subsection (f) above shall be subject to the additional provisos that: (a) no Event of Default shall exist and be continuing at the time such transaction, lease or sublease is entered into, (b) such transaction, lease or sublease would not reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, (c) no gaming, hotel or casino operations (other than hotel operations approved in writing by Lender and the operation of arcades and games for minors) may be conducted on any space that is subject to such transaction, lease or sublease other than by and for the benefit of Borrower and (d) no lease or sublease may provide that Borrower subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee; provided, that (x) Lender shall provide the tenant under any such lease or sublease (at the request of the Borrower) with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit H hereto with such changes as Lender may approve, which approval shall not be unreasonably withheld, conditioned or delayed, or in such other form as is reasonably satisfactory to Lender and (y) unless Lender shall otherwise waive such requirement, with respect to any such lease or sublease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between First Lien Loan Parties), Borrower shall enter into, and cause the tenant under any such lease or sublease to enter into with Lender, a subordination, non-disturbance and attornment agreement, substantially in the form of Exhibit H hereto with such changes as Lender may approve, which approval shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.07 Dividends. Declare or pay, directly or indirectly, any Dividends with respect to Borrower, except that the following shall be permitted:

(a) to the extent constituting Dividends, (i) Borrower may consummate a transaction permitted pursuant to Section 6.05, (ii) Borrower may make Investments permitted pursuant to Section 6.04 and (iii) Borrower may take actions permitted pursuant to Section 6.08;

(b) [Reserved];

(c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrower may pay dividends or distributions to the other First Lien Loan Parties or Borrower to permit such other persons to (i) repurchase Qualified Capital Stock of Borrower or any First Lien Loan Party from present or former employees (or the estates, family members or heirs) of such persons upon the death, disability or termination of employment of such employees or (ii) make payments in respect of Indebtedness issued by Borrower solely for the purposes de-scribed in clause (i); provided, that the aggregate amount of payments under this subsection (c), will not exceed $5,000,000 during any fiscal year; provided further that if any portion of such permitted dividend or distribution is not made in any fiscal year, such portion may be carried over for dividends or distributions to be made in accordance with clause (i) or (ii) above in the next succeeding fiscal year (with amounts expended in such next succeeding fiscal year to be applied first against the amount carried over and second against the amount set forth above in respect of such succeeding fiscal year) subject to the aggregate amount of payments under this subsection (c) (including any amounts carried over) not exceeding $10,000,000 during any fiscal year;

(d) on and after the Final Completion Date and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrower may pay Dividends not otherwise permitted under any other subsection of this Section 6.07 in an amount not to exceed, in the aggregate, $500,000 per fiscal year; provided, however, that to the extent to the extent that any lender (or agent for lenders) possessing a Lien on the SLS Las Vegas that is senior to the SLS Las Vegas Mortgage, but only to the extent such lender or agent is an Institutional Lender, waives any default, or consents to any actions of Borrower that would cause a default, with respect to the substantively similar and corresponding sections of such senior secured financing agreements to this clause (d), Lender shall be deemed to have waived such default, or consented to such actions of Borrower;

(e) to the extent constituting Dividends, Borrower may pay Project Costs as permitted pursuant to the Disbursement Agreement;

(f) the making of any Dividend in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Borrower) of, Equity Interests of Borrower (other than Disqualified Capital Stock), or of any Person that is or becomes, substantially concurrently with such transaction, a holding company of Borrower, or from the substantially concurrent contribution of common equity capital to Borrower;

(g) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(h) any termination or cancellation of Equity Interests issued to, or reserved for issuance to, any director, officer or employee of Borrower, including upon the death, disability or termination of employment of such director, officer or employee;

(i) Dividends constituting payment in respect of fractional shares relating to the exercise of stock options or warrants;

(j) after the Final Completion Date, Dividends up to an amount contributed as capital contributions or received through issuances of Qualified Capital Stock and used to fund Project Costs at any time that the conditions to funding disbursements for Project Costs under the Disbursement Agreement were not satisfied;

(k) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrower may pay dividends or distributions or make other payments to the other First Lien Loan Parties (or direct or indirect members in such other First Lien Loan Parties) in an aggregate amount not to exceed the amount of equity funded to such other First Lien Loan Parties (or direct or indirect members in such First Lien Loan Parties) by such Persons to the extent that at the time of funding or issuance constituted Qualified Additional Financing and excluding equity funded pursuant to the Completion Guarantee; provided that such dividends, distributions or payments shall only be made out of the Net Cash Proceeds of an incurrence of Indebtedness which also constitutes Qualified Additional Financing;

(l) (i) for each taxable period during which Intermediate is a partnership for U.S. federal tax purposes, Dividends to Holdings in an amount necessary to permit Intermediate to make a pro rata distribution on each April 15, June 15, September 15, and January 15 (or next succeeding Business Day if such date falls on other than a Business Day) of such taxable period to its owners such that each direct or indirect owner of Intermediate receives an amount from such pro rata distribution from Intermediate sufficient to enable such owner to pay its U.S. federal, state and/or local income taxes (as applicable) attributable to its share of the taxable income of Intermediate that is attributable to Intermediate’s direct ownership of Holdings and its indirect ownership of Borrower with respect to such taxable period (assuming that each owner is subject to income tax at the highest combined marginal federal, state, and/or local income tax rate applicable to any owner for such taxable period and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon), the alternative minimum tax, any cumulative net taxable loss of Intermediate for prior taxable periods ending after the Closing Date to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and assuming such loss had not already been utilized) and the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income) and (ii) Dividends to Holdings in an amount equal to the Taxes of Holdings and Intermediate and the expenses of preparing and filing the Tax returns of Holdings and Intermediate, in an amount not to exceed $250,000 per annum; and

(m) Dividends or other distributions in respect of Excess Cash Flow for any Excess Cash Flow Period that was not used to make a mandatory prepayment under any First Lien Financing Agreement or any Senior Qualified Additional Financing Agreement (including to Lender in accordance with Section 2.06(b)).

SECTION 6.08 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Borrower, other than on terms and conditions at least as favorable to Borrower as would reasonably be obtained by Borrower at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) on terms that are not less favorable to Borrower than those that might be obtained at the time in a comparable arm’s length transaction with Persons who are not Affiliates of Borrower so long as, to the extent applicable, Borrower has delivered to Lender prior to the consummation of any such transaction (1) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $1,000,000, a resolution of the Board of Directors of Borrower certifying that such transaction or series of related transactions complies with this Section 6.08 and that such transaction or series of related transactions has been approved by a majority of the disinterested members of the Board of Directors of Borrower, to the extent there are any such disinterested members of such Board of Directors and (2) with respect to any such transaction or series of related transactions that involves aggregate consideration in excess of $5,000,000, an opinion as to the fairness to Borrower at the time such transaction or series of related transactions is entered into from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that to the extent that any lender (or agent for lenders) possessing a Lien on the SLS Las Vegas that is senior to the SLS Las Vegas Mortgage, but only to the extent such lender or agent is an Institutional Lender, waives any default, or consents to any actions of Borrower that would cause a default, with respect to the substantively similar and corresponding sections of such senior secured financing agreements to this clause (a), Lender shall be deemed to have waived such default, or consented to such actions of Borrower;

(b) a disposition permitted pursuant to Section 6.06 (provided, that the requirements of subsection (a) above shall apply to leases of portions of the Project permitted pursuant to Section 6.06(f) and dispositions permitted pursuant to Section 6.06(b) and provided further that dispositions permitted pursuant to Section 6.06(m) and (n) shall be on terms at least as favorable to Borrower and the other First Lien Loan Parties, taken as a whole, and giving effect to all related transactions and the benefits to the Project expected to result therefrom, as in a comparable arm’s length transaction), an Investment permitted pursuant to Section 6.04 or a Dividend permitted pursuant to Section 6.07;

(c) the payment of Project Costs as permitted pursuant to the Disbursement Agreement;

(d) customary employment, employee benefit, compensation, indemnification and insurance arrangements with officers, managers and directors of Borrower or of any First Lien Loan Party;

(e) the disposition or issuance by the Borrower of its Equity Interests (other than Disqualified Capital Stock);

(f) (i) the reimbursement of Affiliates of Borrower permitted under Section 4.4 of the Disbursement Agreement and (ii) the reimbursement of amounts provided by an Affiliate for application towards expenditures necessary as a result of a casualty, Event of Eminent Domain or Taking prior to receipt of Insurance Proceeds or Eminent Domain Proceeds as the case may be, by Borrower with respect thereto;

(g) transactions contemplated by the Financing Agreements and transactions entered into in connection with modifications to the Financing Agreements;

(h) transactions with Unrestricted Subsidiaries or joint ventures pursuant to this Agreement in the manner contemplated under Section 6.06(n) or for the purpose of developing the assets held by such Unrestricted Subsidiaries or joint ventures; and

(i) transactions contemplated by agreements existing as of the Closing Date, as set forth on Schedule 6.08(i), including the Affiliate Documents.

SECTION 6.09 [Intentionally Omitted].

SECTION 6.10 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, Etc. Directly or indirectly:

(a) make any optional or voluntary payment, prepayment, repurchase or redemption of principal on, or otherwise voluntarily or optionally defease, any Subordinated Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any derivatives counterparty obligating Borrower to make payments to such derivatives counterparty as a result of any change in market value of such Indebtedness, except with respect to the prepayment, repurchase, redemption or defeasance (and the segregation of funds related thereto) of Indebtedness with the proceeds of Permitted Refinancings thereof or from the proceeds of equity contributions or issuances of Qualified Capital Stock or in connection with the conversion of Indebtedness to Qualified Capital Stock of Borrower;

(b) terminate, amend or modify, or permit the termination, modification of its Organizational Documents other than (i) any such termination, amendments or modifications effected in connection with any transfers permitted by this Agreement and (ii) any such amendments or modifications or such new agreements which are required by the Gaming Laws and otherwise not adverse in any material respect to the interests of Lender or in connection with the transactions permitted under Section 6.04, 6.05 or 6.06;

(c) agree to any amendments to, or assignments, terminations or waivers of, any of its rights under, any Permits or Material Agreements without in each case obtaining the prior written consent of Lender if any such amendments, assignments, terminations or waivers would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (taking into consideration any viable replacements or substitutions therefor at the time such determination is made) or would, individually or in the aggregate, be materially disadvantageous to the interests of Lender; or

(d) amend or otherwise change the terms of any Financing Agreements or make any payment consistent with an amendment thereof or change thereto (other than (i) the Loan Documents and (ii) the First Lien Financing Documents or the documents governing any Senior Qualified Additional Financing to the extent that such amendment or change would not (i) add any prohibition or restriction on the payment of the Obligations in addition to those set forth in such agreements or the Intercreditor Agreements or this Agreement or (ii) result in the Borrower breaching clause (y) of the proviso appearing at the end of Section 6.01) if the effect of such amendment or change (or payment) would result in the Borrower breaching clause (y) of the proviso appearing at the end of Section 6.01, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change the redemption, prepayment or defeasance provisions thereof (to require any additional or earlier prepayment) or change the subordination provisions of any such Indebtedness (or of any guaranty thereof).

SECTION 6.11 [Intentionally Omitted].

SECTION 6.12 Limitation on Issuance of Capital Stock.

(a) Issue any Equity Interest that is not Qualified Capital Stock.

(b) With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiary in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of Borrower formed after the Closing Date may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests; and (iii) for issuance of nominal directors’ qualifying shares pursuant to Requirements of Law.

SECTION 6.13 Business; Holding Company Status.

(a) Enter into any material line of business other than Permitted Businesses; or

(b) Permit any Affiliate of Borrower, including Holdings, to hold title to the Project Site or the principal assets comprising the Project (except through its Equity Interests in Borrower which holds title to such assets).

SECTION 6.14 Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.15 No Further Negative Pledge. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (i) agreements existing as of the Closing Date (including the First Lien Financing Agreement and the documents governing any Senior Qualified Additional Financing and Permitted Refinancing), and (ii) (a) this Agreement and the other Financing Agreements and any Indebtedness permitted under Section 6.01(f), (b) any agreements governing any Liens permitted hereunder (in each such case, any prohibition or limitation shall only be effective against the property financed thereby or subject to such Lien and proceeds thereof), (c) customary nonassignment provisions contained in leases, licenses and similar agreements, joint venture arrangements and other contracts (in each case other than those with respect to Real Property) and so long as such restrictions are limited to such leases, licenses and similar agreements, joint venture arrangements or other contracts, or, in the case of leases, licenses and similar agreements, the property subject thereto), (d) any agreements governing any Excluded Property or other property with respect to which the Loan Documents do not require Lender to have a security interest (in which case any prohibition or limitation shall only be effective against such Excluded Property or other such property applicable thereto and proceeds thereof), (e) as required by applicable Law, including any Gaming Law, (f) restrictions on the transfer of any property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under this Agreement, (g) restrictions on deposits made in connection with license applications or to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker’s compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto), (h) the subordination provisions of any Indebtedness owed to Borrower, and (i) any agreements, encumbrances or restrictions existing on the Closing Date.

SECTION 6.16 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Lender any certification or other evidence requested from time to time by Lender in its reasonable discretion, confirming Borrower’s compliance with this Section 6.16).

(b) Cause or permit any of the funds of Borrower that are used to repay the Loan to be derived from any unlawful activity with the result that the making of the Loan would be in violation of any Requirement of Law.

SECTION 6.17 Limitation on Hedge Agreements. Enter into any Hedging Agreement other than Hedging Agreements entered into in the ordinary course of business (and not for speculative purposes) to protect against changes in interest rates or foreign exchange rates.

SECTION 6.18 Limitation on Zoning and Contract Changes and Compliance. Without the knowledge and written consent of Lender, initiate or consent to any zoning change of the Project Site or seek any material variance under any existing zoning ordinance, except, in each case, to the extent such variance or change in zoning would not reasonably be expected to materially and adversely affect the occupancy, use or operation of all or any material portion of the Project Site as a hotel and casino.

SECTION 6.19 No Joint Assessment; Separate Lots. Suffer, permit or initiate the joint assessment of the Mortgaged Property owned by it with real property other than the Mortgaged Property owned by it.

ARTICLE VII

ACCOUNTS

SECTION 7.01 Deposit Account. As of the date hereof, pursuant to the SLS Mortgage, the Borrower has pledged to Lender the Qualified Additional Financing Proceeds Account (as defined in the Disbursement Agreement) relating to the Loan (the “Deposit Account”). The Lender has a first priority security interest in the Deposit Account, which security interest is perfected by Control. The Lender is party to the Control Agreement. The Lender agrees with the Borrower that the Lender shall not give any instructions directing the disposition of funds from time to time credited to the Deposit Account or withhold any withdrawal rights from the Borrower with respect to funds from time to time credited to the Deposit Account unless an Event of Default has occurred and is continuing. The Borrower agrees that once the Lender sends an instruction or notice to a Bank exercising its Control over the Deposit Account the Borrower shall not give any instructions or orders with respect to the Deposit Account including, without limitation, instructions for distribution or transfer of any funds in the Deposit Account. The Borrower shall not grant Control of the Deposit Account to any person other than the Lender.

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”), provided in no event shall any such event that occurs prior to the Closing Date constitute an Event of Default:

(a) default shall be made in the payment of any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise; provided that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(b) default shall be made in the payment of any interest on the Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(c) any representation or warranty made or deemed made by Borrower in or in connection with any Loan Document or Credit Extension hereunder, or any representation, warranty, statement or information contained in any report, certificate, or financial statement furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; provided, that the inaccuracy of any representation or warranty contained only in the Disbursement Agreement or report, certificate, or financial statement delivered pursuant to the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such inaccuracy constitutes a Disbursement Agreement Event of Default;

(d) (i) default shall be made in the due observance or performance by Borrower of any covenant, condition or agreement contained in Section 5.02(d), 5.03(a), or 5.08 or in Article VI, or (ii) default shall be made in the due observance or performance by Borrower of any covenant, condition or agreement contained in Section 5.14(c) and such default shall continue unremedied or shall not be waived for a period of 30 days after receipt by the Borrower of written notice of such default from Lender to Borrower;

(e) default shall be made in the due observance or performance by Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after receipt by the Borrower of written notice of such default from Lender to Borrower; provided, that the failure to perform or comply with any such provision of the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such failure to perform or to comply constitutes a Disbursement Agreement Event of Default;

(f) the Indebtedness of the First Lien Financing or Senior Qualified Additional Financing or other Qualified Additional Financing in an aggregate principal amount in excess of $50,000,000 shall become due prior to its stated maturity or become subject to a mandatory purchase offer by the obligor, as a result of Borrower having failed to pay any principal or interest, regardless of amount, due in respect of such Indebtedness when and as the same shall become due and payable beyond any applicable grace period, or failed to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower, or of a substantial part of the property of Borrower (other than any Immaterial Subsidiary), under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or for a substantial part of the property of Borrower (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or for a substantial part of the property of Borrower (other than any Immaterial Subsidiary); (iv) make a general assignment for the benefit of creditors; (v) admit in writing its inability or fail generally to pay its debts as they become due; or (vi) except as expressly permitted by Section 6.05, wind up or liquidate;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount (to the extent not paid or covered by insurance) in excess of $15,000,000 shall be rendered against Borrower and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed;

(j) one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect or in the imposition of a material Lien on any properties of Borrower;

(k) any security interest and Lien purported to be created by the SLS Las Vegas Mortgage shall cease to be in full force and effect, or shall cease to give Lender, the Liens, rights, powers and privileges purported to be created and granted under the SLS Las Vegas Mortgage (including a perfected second priority (to the extent that Borrower does not incur any Senior Qualified Additional Financing or other senior Indebtedness permitted by this Agreement that is secured by a Lien on the Mortgaged Property that is permitted by this Agreement to be senior to the Lien of Lender on the Mortgaged Property), and otherwise, junior priority security interest in and Lien on all of the Collateral thereunder (except as otherwise provided in this Agreement or in the SLS Las Vegas Mortgage and subject to Permitted Liens)) in favor of Lender, or shall be asserted by Borrower not to be a valid, perfected (except as otherwise provided in any Loan Document) security interest in or Lien on the Collateral covered thereby; provided, that no Event of Default shall occur under this clause (k) if Borrower cooperates with Lender to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of Lender is not materially adversely affected by such replacement;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by Borrower, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or Borrower shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) there shall have occurred a Change in Control;

(n) (i) the failure to obtain by the Opening Date any of the Gaming Approvals, Casino Licenses or Liquor Licenses necessary for the ownership, use or operation of any Gaming Facility or the Project, (ii) after the Opening Date, the filing of a disciplinary complaint by any Gaming Authority seeking a License Revocation with respect to any Gaming Approval, Casino License or Liquor License issued to or held by Borrower, provided, that Borrower shall have 90 days from the date of filing of such disciplinary complaint (or such longer period of time expressly permitted by any Gaming Authority not to exceed 180 days from the date of filing of the disciplinary complaint) to cure any issue or deficiency giving rise to the filing of such disciplinary complaint such that the complaint is ultimately dismissed or settled without a revocation, non-renewal, denial or suspension of any such Permit, (iii) after the Opening Date, the occurrence of a License Revocation that continues for 10 or more consecutive Business Days prohibiting gaming operations accounting for 10% or more of the consolidated gross revenues (calculated in accordance with GAAP) of Borrower related to gaming operations, or (iv) after the Opening Date, Borrower or any of its operators, managers or agents cease to conduct gaming activities or operate any portion of the casino at any Gaming Facility for any reason whatsoever (other than temporary cessation in connection with alterations permitted hereunder or restoration following a Casualty Event) which cessation continues for five or more Business Days and accounts for 10% or more of the consolidated gross revenues (calculated in accordance with GAAP) of Borrower related to gaming operations;

(o) any Permit or any material provision thereof shall be suspended, revoked, cancelled, terminated or materially and adversely modified or failed to be renewed or to be in full force and effect, if any such failure, violation, breach, suspension, revocation, cancellation, termination, modification or non-renewal, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; and

(p) the Opening Date has not occurred on or prior to September 30, 2014 (or solely in the event that (i) the Borrower has exercised its first Escrow Extension Option (as defined in the First Lien Financing Agreement) pursuant to Section 2.10(h) of the Existing First Lien Financing Agreement, December 31, 2014, (ii) the Borrower has exercised its second Escrow Extension Option (as defined in the First Lien Financing Agreement) pursuant to Section 2.10(h) of the Existing First Lien Financing Agreement, March 31, 2015 and (iii) the Borrower has exercised its third Escrow Extension Option (as defined in the Existing First Lien Financing Agreement) pursuant to Section 2.10(h) of the Existing First Lien Financing Agreement, June 30, 2015, or such Existing First Lien Financing Agreement is no longer in effect, such date, if any, specified as a required opening date in the First Lien Financing Agreement);

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, Lender shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loan then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, subject to the Intercreditor Agreements, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to an event with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, subject to the Intercreditor Agreements, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loan, Borrower shall pay all arrears of interest and all payments on account of principal of the Loan owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loan due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are not intended to benefit Borrower and do not give Borrower the right to require Lender to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03 Application of Proceeds. Subject to the terms of any Intercreditor Agreements contemplated under Section 6.02(j) and (v), the proceeds received by Lender in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Lender of its remedies shall be applied, in full or in part, together with any other sums then held by Lender pursuant to this Agreement, promptly by Lender as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to Lender and Lender’s agents and counsel, and all expenses, liabilities and advances made or incurred by Lender in connection therewith and all amounts for which Lender is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, without duplication of amounts applied pursuant to clause (a) above, to the indefeasible payment in full in cash, of interest and other amounts constituting Obligations (other than principal);

(c) Third, to the indefeasible payment in full in cash, of the principal amount of the Obligations; and

(d) Fourth, the balance, if any, to the person lawfully entitled thereto (including Borrower or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (d) of this Section 8.03, the Borrower shall remain liable for any deficiency.

ARTICLE IX

COLLATERAL

SECTION 9.01 Collateral Matters. Lender irrevocably agrees that any Lien on any property granted to or held by Lender shall be automatically terminated and released (i) upon payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable), or (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document (and Lender may rely conclusively on a certificate to that effect provided to it by Borrower upon its reasonable request without further inquiry).

Lender shall, upon the request of the Borrower:

(i) release or subordinate any Lien on any property granted to or held by Lender under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(q), to the extent required by the terms of the obligations secured by such Liens;

(ii) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) (x) the grant of easements and covenants, conditions, restrictions and declarations and (y) subordination, non-disturbance and attornment agreements, in each case in favor of the ultimate purchasers, or tenants under leases or subleases of any portion of the Project, as applicable, in connection with the transactions contemplated by Sections 6.06(f), (l), (m) and (n); and

(iii) subordinate the SLS Las Vegas Mortgage to any reciprocal easement agreements, covenants, conditions and restrictions and other similar rights reasonably acceptable to Lender which are requested by Borrower pursuant to the transactions contemplated by Sections 6.06(l), (m) and (n).

In each case as specified in this Section 9.01, Lender will, at Borrower’s expense, execute and deliver to Borrower such documents as Borrower may reasonably request to evidence the release of such item of Collateral from the security interest granted under the SLS Las Vegas Mortgage or any such consents or subordination agreements to effectuate the matters referenced above, in each case in accordance with the terms of the Loan Documents and this Section 9.01.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)	if to Borrower at:

Stockbridge/SBE Holdings, LLC

c/o Stockbridge Real Estate Partners II, LLC

4 Embarcadero Center, Suite 3300

San Francisco, CA 94111

Attention: Controller

Facsimile: (415) 658-3433

Email: controller@sbfund.com

with a copy to:

SBE Entertainment Group

8000 Beverly Blvd.

Los Angeles, CA 90048

Attention: General Counsel

Facsimile: (323) 655-8001

Email: randyw@sbe.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Thomas Patrick Dore, Jr., Esq.

Facsimile: (212) 701-5136

Email: dore@dpw.com

with a copy to:

Paul Hastings LLP

515 South Flower Street

Los Angeles, CA 90071

Attention: David Phelps, Esq.

Facsimile: (213) 693-6103

Email: davidphelps@paulhastings.com

(ii)	if to Lender, to it at:

SLS Lender, LLC

c/o American Dream Fund, LLC

880 Apollo Street, Suite 218

El Segundo, CA 90245

Attn: George Ekins and Joseph McCarthy

Phone: (310) 736-2159

Fax: (310) 706-4388

Email: inquiry@adreamfund.com

with a copy to:

Homeier & Law, P.C.

15233 Ventura Blvd., Suite 605

Sherman Oaks, CA 91403

Attn: Jor Law

Phone: (818) 450-1552

Fax: (818) 907-7876

Email: jor@homeierlaw.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to Lender hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender. Lender or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Emailing of Communications. Borrower hereby agrees that it will provide to Lender all information, documents and other materials that it is obligated to furnish to Lender pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to Lender at inquiry@adreamfund.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as Lender shall require. In addition, Borrower agrees to continue to provide the Communications to Lender in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as Lender shall require. Nothing in this Section 10.01 shall prejudice the right of Lender or Borrower to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as Lender shall require.

To the extent consented to by Lender in writing from time to time, Lender agrees that receipt of the Communications by Lender at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to Lender for purposes of the Loan Documents.

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loan shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Waivers, Amendments, Etc. Subject to Section 10.02(c), neither this Agreement nor any other Loan Document nor the Intercreditor Agreements nor any provision hereof or thereof may be waived, amended, supplemented or modified except pursuant to an agreement or agreements in writing entered into by Borrower and Lender, and, if applicable, the other parties that are party thereto.

(c) Notwithstanding anything in this Section 10.02 to the contrary, in connection with the incurrence by Borrower of additional Indebtedness permitted by this Agreement, including pursuant to Section 6.01, Lender agrees to execute and deliver any amendments, amendments and restatements, re-statements or waivers of or supplements to or other modifications to, the SLS Las Vegas Mortgage, and to make or consent to any filings or take any other actions in connection therewith, including the entry into the intercreditor agreement referred to in Section 6.01, as may be reasonably deemed by Borrower to be necessary or reasonably desirable for any Lien on the assets of Borrower permitted to secure such additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by Borrower, to the extent such priority is permitted by the Loan Documents) pursuant to the SLS Las Vegas Mortgage being so amended, amended and restated, restated, waived, supplemented or otherwise modified.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by Lender and its Affiliates (including the reasonable fees, charges and disbursements of one counsel plus local counsel in each relevant jurisdiction for Lender) in connection with the administration of this Agreement and the other Loan Documents, and the preparation, negotiation, execution, and delivery of any amendment, amendment and restatement, modification or waiver of the provisions of this Agreement and the other Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of any service providers in connection therewith, and (ii) all out-of-pocket expenses incurred by Lender (provided that any such legal expenses shall be limited to the fees, disbursements and other charges of one counsel to Lender plus local counsel in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b) Indemnification by Borrower. Borrower shall indemnify Lender and each Related Party of Lender (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all reasonable and documented, out of pocket losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel plus local counsel in each relevant jurisdiction for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from, or any Environmental Claim related in any way to the Mortgaged Property, or any liability under Environmental Law related in any way to Borrower, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (ii) from a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, (iii) to the extent arising from any claim, litigation, investigation or proceeding that is brought by an Indemnitee against any other Indemnitee, (iv) as to any of the matters described in the second paragraph of the “Indemnification” section of the Letter of Intent or (v) to the extent that such losses, claims, damages, liabilities or related expenses directly result from Lender’s participation in the EB-5 Immigrant Investor Program and do not result from Borrower’s conduct. Each Indemnitee shall be a third-party beneficiary of the indemnity provided by this Section 10.03(b). For the avoidance of doubt, this Section 10.03(b) shall not apply with respect to any Tax-related matter, except to the extent of any Taxes that represent losses, damages, etc. resulting from a non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages incurred by Borrower are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or material breach of any Loan Document by such Indemnitee.

(d) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent (not to be unreasonably withheld or delayed) of Lender (it being understood that a merger or consolidation that is otherwise permitted by the Loan Documents shall not constitute such an assignment or transfer). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section 10.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(i) Assignments by Lender. Without the prior written consent of Borrower (which may be withheld in Borrower’s reasonable discretion), Lender may not assign all or any portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan). For the avoidance of doubt, it would be reasonable for Borrower to withhold consent to any assignment or participation by Lender if such assignment or participation could reasonably be expected to result in an adverse consequence on the Borrower (including any diminution of rights of Borrower against ADF or Lender under the Letter of Intent), resulting from, among other things, that such assignment or participation (i) requires the consent of any member in the SLS Lender, LLC or is not expressly permitted by the Operating Agreement, or (ii) requires consent under or violates the EB-5 Immigrant Investor Program or result in any adverse effect on Borrower. Any transfer of any interest held by ADF in Lender or SLS Lender Manager, LLC, a Delaware limited liability company, shall be deemed an assignment of the Loan that is subject to this Section 10.04(a)(i). Lender acknowledges that ADF and Lender have affirmative obligations in favor of the Borrower and other First Lien Loan Parties pursuant to the Letter of Intent. Lender shall not take (or permit any affiliates to take) any action that could reasonably be expected to result in any diminution of obligations on the part of ADF under the Letter of Intent or result in a violation of the EB-5 Immigrant Investor Program. Notwithstanding the foregoing, ADF may transfer its interests in the Lender, to either (x) a regional center duly approved by United States Citizenship and Immigration Services or (y) a party which becomes a successor in interest to ADF pursuant to a merger or consolidation, provided, in each case, the assignee or successor agrees to be bound by the terms and provisions of this Agreement and the Letter of Intent and provided further, in each case, the assignee or successor is reasonably acceptable to the Borrower with respect to the assignee’s or successor’s ability to perform those duties, acts or obligations required under this Agreement and the Letter of Intent, such acceptance or withholding of acceptance by the Borrower to be determined in a commercially reasonable and timely manner.

(b) Agreement by Assignee. From and after the effective date specified in each assignment, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such assignment, have the rights and obligations of a lender under this Agreement, and Lender shall, to the extent of the interest assigned by such assignment to such lender, be released from its obligations under this Agreement (and, in the case of an assignment covering all of Lender’s rights and obligations under this Agreement, Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.09 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c) Register. Borrower shall maintain at its office a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loan owing to, each lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and the lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Without the prior written consent of Borrower, subject to Section 10.04(b), Lender may not sell participations to any person (each, a “Participant”) in all or any portion of Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loan). In the event that any consent has been granted and the Lender participates any portion of the Loan, (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents. Lender agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the replacement of any Participant upon certain terms and conditions to be agreed to by the parties. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, provided such Participant agrees to be subject to certain terms and conditions regarding the sharing of amounts received by exercising such Participant’s right to setoff pursuant to Section 10.08 with the lenders as though it were a lender. In addition, Lender, to the extent Lender sells a participation to one or more Participants under this Section 10.4(e) shall, acting as a non-fiduciary agent of Borrower, keep a register, specifying the name and address of each Participant and each such Participant’s entitlement to payments of principal (and related interest amounts) with respect to such participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that Lender shall not have the obligation to disclose all or a portion of the Participant Register (including the identity of the

Participant or any information relating to a Participant’s interest in the Loan or other obligations under any Loan Document) to any person except to the extent that such disclosure is necessary in connection with a Tax audit or other Tax proceeding to establish that any loans are in registered form for U.S. federal income tax purposes.

(e) [Intentionally Omitted].

(f) Certain Pledges. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto. Notwithstanding the foregoing, no such pledge shall be made under this Section 10.04(g) if such pledge results or would result in a violation of the EB- 5 Immigrant Investor Program or would result in any adverse effect on Borrower.

(g) Electronic Execution of Assignments. The words “execution”, “signed”, “signature”, and words of like import in any assignment and assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record-keeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.09, 9.01, 10.09, 10.10, and 10.12 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Other than with respect to the Fees pursuant to the terms set forth in the Letter of Intent, paragraph 12 of the Letter of Intent, and the obligations set forth in the paragraphs enumerated in paragraph 12 of the Letter of Intent, this Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e., a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured. The rights of Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that Lender may have. Lender agrees to notify Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, Lender shall not have any right of set off with respect to amounts held in the Disbursement Agent Accounts.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) pursuant to the order of any court or to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar compulsory legal process, (d) to the extent that such information is independently developed by Lender without use of any Information or any derivative thereof, (e) to the extent that such Information becomes publicly available other than by reason of disclosure by Lender, any of their affiliates or any of their representatives in breach of this agreement, (f) to any other party hereto, (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (h) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (other than any Competitor), (i) with the consent of Borrower or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.12 or (y) becomes available to Lender or any of their respective Affiliates on a non-confidential basis from a source other than Borrower that is not to the knowledge of Lender subject to confidentiality obligations to Borrower or otherwise prohibited from furnishing or making available such information to Lender by a contract, legal or fiduciary obligation. For purposes of this Section 10.12, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13 USA PATRIOT Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act it may be required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow Lender to identify Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to Lender.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts which are treated as interest on the Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender holding the Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of the Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Loan but were not payable as a result of the operation of this Section 10.14 shall be cumulated and the interest and Charges payable to Lender in respect of the Loan or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.

SECTION 10.15 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of Borrower hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of Borrower;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against Borrower;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any Collateral for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower.

SECTION 10.16 Waiver of Immunity. To the extent that Borrower has, or hereafter may be entitled to claim or may acquire, for itself or any Collateral, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or any Collateral, Borrower hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loan hereunder and any other Loan Document to the fullest extent permitted by applicable Requirements of Law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.16 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 10.17 [Intentionally Omitted].

SECTION 10.18 Certain Matters Affecting Lender.

(a) In the event that the Lender is determined to be a Disqualified Lender, such lender shall cooperate with Borrower to cause such lender to not constitute a Disqualified Lender. If such lender cannot be made to not constitute a Disqualified Lender, such lender shall be subject to replacement pursuant to Section 2.10(b).

(b) The interests, with respect to this Agreement, of any Disqualified Lender shall be subject to the regulatory jurisdiction of all Gaming Authorities.

SECTION 10.19 Gaming Authorities and Liquor Laws. Each party to this Agreement hereby acknowledges that the Loan Documents and consummation of the transactions contemplated by the Loan Documents are subject to applicable Gaming Laws. Lender agrees to cooperate with the Gaming Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over Borrower or any of its Subsidiaries, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities or Liquor Authorities relating to Lender, Borrower, any Subsidiary of Borrower or the Loan Documents. Notwithstanding any other provision of this Agreement, Borrower hereby consents to any such cooperation and disclosure by Lender to any such Gaming Authorities or Liquor Authorities and releases Lender from any liability for any such cooperation or disclosure. Once Borrower is licensed by or registered with the Gaming Authorities, the rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the Gaming Laws and Liquor Laws and if prior approval of any Gaming Authorities or Liquor Authorities is required therefor, such approval shall be obtained.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STOCKBRIDGE/SBE HOLDINGS, LLC, a Delaware limited liability company, as Borrower

BY: STOCKBRIDGE/SBE VOTECO COMPANY, LLC, its manager

By:	/s/ Darren Drake
Name: Darren Drake
Title: Authorized Signatory

[SIGNATURE PAGE TO LOAN AGREEMENT]

SLS LENDER, LLC, a Delaware limited liability company, as Lender

BY:	SLS LENDER MANAGER, LLC, its manager

By:
Name: George W. Ekins
Title: Principal

[SIGNATURE PAGE TO LOAN AGREEMENT]

Exhibits and Schedules Omitted